UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Packaging Corporation of America

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PACKAGING CORPORATION OF AMERICA

April 21, 2009

Dear PCA Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders to be held at our corporate office, located at 1900 West Field Court, Lake Forest, Illinois, on Wednesday, May 27, 2009 at 8:30 a.m., central time.

Following this page is the formal notice of the meeting and our Proxy Statement. Also enclosed is a proxy or voting instruction card, a postage-paid envelope and our 2008 Annual Report to Stockholders.

It is important to ensure that your shares are represented at the meeting. Whether or not you expect to attend the meeting, please vote your shares by following the instructions on the enclosed proxy or voting instruction card regarding each of these voting options.

Sincerely,

Paul T. Stecko
Chairman and
Chief Executive Officer

PACKAGING CORPORATION OF AMERICA
1900 West Field Court
Lake Forest, Illinois 60045
(847) 482-3000

NOTICE OF THE
2009 ANNUAL MEETING OF STOCKHOLDERS
May 27, 2009

The Annual Meeting of Stockholders of Packaging Corporation of America will be held at our corporate office located at 1900 West Field Court, Lake Forest, Illinois, on Wednesday, May 27, 2009, beginning at 8:30 a.m., central time. The purpose of the meeting is to:

•	elect the seven nominees for director named in the accompanying proxy statement for a one-year term to expire at the 2010 Annual Meeting of Stockholders;

•	ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors;

•	approve the amendment and restatement of our 1999 Long-Term Equity Incentive Plan; and

•	consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 30, 2009 are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof.

Your vote is important. Whether you plan to attend the meeting or not, you are urged to vote your shares by following the instructions on the enclosed proxy or voting instruction card. If you do attend the meeting, you may vote in person, even if you have returned a proxy card.

By Order of the Board of Directors,

Kent A. Pflederer
Vice President, General Counsel and
Corporate Secretary

April 21, 2009

PACKAGING CORPORATION OF AMERICA
1900 West Field Court
Lake Forest, Illinois 60045
(847) 482-3000

PROXY STATEMENT

This proxy statement contains information related to our 2009 Annual Meeting of Stockholders to be held on May 27, 2009, at 8:30 a.m., central time, at our corporate office located at 1900 West Field Court, Lake Forest, Illinois, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our board of directors. The proxy materials relating to the annual meeting are first being mailed on or about April 21, 2009 to stockholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

•	electing our board of directors for a one-year term to expire at the 2010 Annual Meeting of Stockholders;

•	ratifying the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors; and

•	the amendment and restatement of our 1999 Long-Term Equity Incentive Plan.

What are the voting recommendations of the Board of Directors?

The board of directors recommends that you vote your shares:

•	FOR each of the director nominees;

•	FOR ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors; and

•	FOR the amendment and restatement of our 1999 Long-Term Equity Incentive Plan.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, March 30, 2009, are entitled to receive notice of the annual meeting of stockholders and to vote their shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law, holders of our common stock are entitled to one vote per share on each matter to be voted upon at the meeting.

As of March 30, 2009, we had 102,398,867 shares of our common stock outstanding.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 8:00 a.m., central time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (847) 482-3000.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of our outstanding common stock on the record date will constitute a quorum for our meeting. Broker non-votes and proxies received but marked as abstentions will be included as present for purposes of establishing a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular matter and has not received instructions from the beneficial owner. We expect that nominees will have discretionary authority for the election of directors and the ratification of the independent registered public accounting firm, but not for the amendment and restatement of our 1999 Long-Term Equity Incentive Plan.

If a quorum is not present at the annual meeting, the stockholders present may adjourn the annual meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

How do I vote if shares are held in my name?

If the shares of our common stock are held in your name, you can vote on matters to come before the meeting in two ways:

•	by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

•	by written ballot at the meeting.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the proxies named on the proxy card will vote your shares for all of the directors nominated, for the ratification of the appointment of Ernst & Young LLP and for the amendment and restatement of the 1999 Long-Term Equity Incentive Plan. Should any other matter requiring a vote of stockholders arise, the stockholders confer upon the proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. All of the proxies are our officers.

How do I vote if I hold my shares through a broker, bank or other nominee?

Stockholders whose shares of our common stock are held in street name must either direct the record holder of their shares as to how to vote their shares of our common stock or obtain a proxy from the record holder to vote at the meeting. These stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

How do I vote shares I hold in the 401(k) plan?

If you are one of our employees who holds common stock through the PCA Common Stock Fund under the Packaging Corporation of America Retirement Savings Plan for Salaried Employees or the Packaging Corporation of America Thrift Plan for Hourly Employees, you will receive from the plan trustee a request for voting instructions with respect to the shares of our common stock representing your proportionate interest in the plans. You are entitled to direct the plan trustee how to vote your proportionate interest of shares in the plans as well as a portion of any shares for which no timely voting instructions are received from other participants. If you do not give voting instructions to the plan trustee within the time specified by the plan trustee, your proportionate interest of shares in the plans will be voted by the plan trustee in the same proportion as shares held by the plan trustee for which voting instructions have been received. You may revoke your previously given voting instructions by filing with Computershare Trust Company, N.A., the tabulator of votes and our transfer agent, either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Computershare must receive the notice of revocation or the voting instruction card no later than May 22, 2009.

How do I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•	filing a written notice of revocation with our corporate secretary;

•	signing and delivering another proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

What vote is required to approve each item?

Election of Directors.  A plurality of the voting power present in person or represented by proxy and entitled to vote at the meeting is required for the election of each director. Accordingly, the seven nominees receiving the most votes will be elected to the board. Only shares that are voted in favor of a particular nominee will be counted towards that nominee’s achievement of a plurality. Shares present at the annual meeting that are not voted for a particular nominee, shares present in person or represented by proxy where the stockholder properly withholds authority to vote for such nominee, and “broker non-votes,” if any, will not be counted towards such nominee’s achievement of a plurality.

Ratification of Ernst & Young LLP.  The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the meeting is required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors for the year ended December 31, 2009. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matter, the shares are considered present at the meeting for such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker “non-votes,” if any, are not entitled to vote for such matter and will have no effect on the outcome of the vote.

Amendment and Restatement of 1999 Long-Term Equity Incentive Plan.  The affirmative vote of the majority of the votes cast on the matter is required to approve the amendment and restatement of our 1999 Long-Term Equity Incentive Plan, provided that shareholders holding a majority of the shares outstanding on the record date actually cast votes on the matter. Abstentions are considered votes cast for this purpose, but broker “non-votes” are not. If a shareholder abstains from voting or directs the shareholder’s proxy to abstain from voting on the matter, the shares are considered to have been cast at the meeting with respect to such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker “non-votes” are not entitled to vote for the matter and, therefore, have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Who will be tabulating and certifying votes at the meeting?

We have engaged Computershare Trust Company, N.A., our transfer agent, to serve as the tabulator of votes and a representative of Computershare to serve as inspector of election and certify the votes.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors by mail and will pay all expenses associated with this solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxy materials for a fee of $8,000 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without additional compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 27, 2009

This proxy statement and our 2008 Annual Report to Stockholders are available at www.edocumentview.com/pkg.

ELECTION OF DIRECTORS

ITEM NO. 1 ON PROXY CARD

Our board of directors has seven members, all of whom are elected annually. The seven nominees named below are proposed to be elected at this annual meeting to serve until the 2010 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees have been nominated for election by our board of directors upon the recommendation of the nominating and governance committee of the board of directors.

Our director, Rayford K. Williamson, will retire from the board effective upon the 2009 Annual Meeting of Stockholders. James D. Woodrum is being nominated to fill the vacant seat resulting from such retirement.

A properly submitted proxy will be voted by the persons named on the proxy card for the election of each nominee, unless you indicate that your vote should be withheld. If elected, each nominee will serve until the expiration of his or her term and his or her successor is elected and qualified or until his or her earlier resignation, removal or death. Each of the nominees is willing to serve if elected, and the board of directors has no reason to believe that any of the nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the shareholder has directed otherwise.

Set forth below is information regarding each nominee. Standing for election are:

Paul T. Stecko is 64 years old and has served as Chief Executive Officer of PCA since January 1999 and as Chairman of the Board since March 1999. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco. From December 1993 through January 1997, Mr. Stecko served as President and Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging, Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko is a member of the board of directors of Tenneco Inc., Smurfit Kappa Group Limited, State Farm Mutual Insurance Company and American Forest & Paper Association.

Cheryl K. Beebe is 53 years old and has served as a director of PCA since May 2008. Ms. Beebe has been the Vice President and Chief Financial Officer of Corn Products International, Inc., a manufacturer and seller of a number of ingredients to food and industrial customers, since February 2004 and has been employed by Corn Products International since 1997. Ms. Beebe previously served as Vice President, Finance from July 2002 to February 2004, as Vice President from February 1999 to 2004 and as Treasurer from 1997 to February 2004. She served as Director of Finance and Planning for CPC International Inc.’s (now named Unilever BestFoods) Corn Refining Business from 1995 to 1997 and as Director of Financial Analysis and Planning for its Corn Products North America business from 1993. From 1980 to 1993, she served in various financial positions in CPC’s U.S. consumer food business, North American audit group and worldwide corporate treasury function.

Henry F. Frigon is 74 years old and has served as a director of PCA since February 2000. Mr. Frigon served as Chairman, President and CEO of Carstar, Inc., a provider of collision repair services, from June 1998 until his retirement in February 2001. Since 1994, he has been a private investor and business consultant. Mr. Frigon served as Executive Vice President — Corporate Development and Strategy and Chief Financial Officer of Hallmark Cards, Inc. from 1990 through 1994. He retired as President and Chief Executive Officer of BATUS, Inc. in March 1990 after serving with the company for over 10 years.

Hasan Jameel is 54 years old and has served as a director of PCA since May 2008. Dr. Jameel is the Ellis Signe Olsen Professor of pulp and paper technology at North Carolina State University. He has served on the faculty at North Carolina State University since 1987. From 1979 to 1987, he was employed by International Paper Company at its corporate research center and in its mill operations. In March 2007, Dr. Jameel was named a TAPPI fellow, which is an award given to individuals who have made extraordinary technical or service contributions to the pulp and paper industry and/or TAPPI. TAPPI is the leading association for the worldwide pulp, paper and converting industries.

Samuel M. Mencoff is 52 years old and has served as a director of PCA since January 1999 and served as Vice President of PCA from January 1999 through January 2000. Mr. Mencoff has been employed principally by Madison Dearborn Partners, LLC since 1993 and currently serves as Co-Chief Executive Officer. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff is a member of the board of directors of Forest Products Holdings, LLC (d/b/a Boise Cascade) and Smurfit Kappa Group Limited.

Roger B. Porter is 62 years old and has served as a director of PCA since May 2005. Mr. Porter is currently the IBM Professor of Business and Government at Harvard University and has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Gerald Ford, Ronald Reagan and George H.W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. Mr. Porter is also a director of Tenneco Inc., Zions Bancorporation, Pactiv Corporation and Extra Space Storage Inc.

James D. Woodrum is 46 years old and has served as a member of the faculty in the Wisconsin School of Business at the University of Wisconsin — Madison and a consultant since 2007. From 2003 to 2006 Mr. Woodrum served as a principal and senior consultant with Hewitt Associates, a human resources consulting and outsourcing firm, primarily advising the boards of large organizations on compensation and other governance matters. From 2000 to 2003, he was a leader in the corporate development group at Hewitt Associates, focused on acquisitions and strategic alliances. From 1984 to 2000, he held a variety of other positions at Hewitt Associates with increasing responsibilities.

The board of directors unanimously recommends a vote FOR the election of each of the director nominees.

Determination of Director Independence

Our corporate governance guidelines provide that a majority of the board of directors will consist of independent directors. All of our directors other than Paul T. Stecko, our chairman and chief executive officer, are independent and not employed by us. In determining independence of those directors, the nominating and governance committee conducts an annual review and reports its findings to the full board. The nominating and governance committee determines if any material relationships exist that would impair the independence of any of the non-employee directors and makes a recommendation to the board as to the independence of the directors.

A director may not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with us. The board of directors has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange (“NYSE”) listing standards). In connection with the review performed at its February 25, 2009 meeting, the committee and the board were not aware of any relationship that would disqualify a non-employee director from being independent. The board and the nominating and governance committee considered the following relationships in making its determination.

We purchase raw materials in the ordinary course of business from Corn Products International, Inc., which employs Ms. Beebe as Vice President and Chief Financial Officer. The amount of 2008 purchases was less than 0.5% of the 2008 sales of each of Corn Products International and PCA. Ms. Beebe is not directly involved in, and is not compensated as a result of, this business relationship. Accordingly, the board determined that this business relationship was not a material relationship between Ms. Beebe and PCA, and determined her to be independent and eligible to serve on the audit committee.

Mr. Woodrum was formerly employed by Hewitt Associates through 2006. As described in “Compensation Discussion and Analysis,” Hewitt has provided compensation surveys to our compensation committee, as well as providing us with other services in the ordinary course of business. We did not directly or indirectly compensate Mr. Woodrum in connection with those services. The amount paid for all services represented less than 0.5% of the 2006 revenues of each of PCA and Hewitt. Accordingly, the board determined that this business relationship was not a material relationship between Mr. Woodrum and PCA, and determined him to be independent and eligible to serve on the compensation and nominating and governance committees.

Based on the report and recommendation of the nominating and governance committee, the board of directors has determined that the following directors and nominees, which constitute six of the seven nominees for election to the board, are independent: Cheryl K. Beebe, Henry F. Frigon, Hasan Jameel, Samuel M. Mencoff, Roger B. Porter and James D. Woodrum.

Mr. Williamson, as well as two former directors who left the board during 2008, Louis A. Holland and Thomas S. Souleles, were previously determined to be independent and eligible to serve on each of the committees on which they served.

2008 Board of Directors Meetings

The board met four times during 2008. Each member of the board attended at least 75% of the aggregate of the total number of meetings of the board and the committees on which he or she was a member, with most of the directors attending 100% of the meetings.

All of our directors and nominees attended the 2008 Annual Meeting of Stockholders, and all of our directors are expected to attend the 2009 Annual Meeting of Stockholders.

Our independent directors are required to meet at regularly scheduled executive sessions without management present. Mr. Mencoff, who serves as the presiding director, serves as the chairperson for these executive sessions. The presiding director is an independent director elected by the independent directors on the board. In addition to presiding at executive sessions of non-employee directors, the presiding director has the responsibility to: coordinate with the chairman and chief executive officer of the establishment of the agenda and topics for board and stockholder meetings; retain independent advisors on behalf of the board as the board may determine is necessary or appropriate; and perform such other functions as the independent directors may designate from time to time. The independent directors met three times in executive session during 2008.

Board Committees

The board has standing nominating and governance, compensation and audit committees. As required under NYSE rules and the committee charters, each of these committees consists solely of independent directors. Additional committee service eligibility requirements for audit committee members and compensation committee members are set forth in the committee charters and described below.

Nominating and Governance Committee

Mr. Porter (Chair), Mr. Mencoff and Mr. Williamson currently serve on the nominating and governance committee. Mr. Woodrum will replace Mr. Williamson on the committee effective upon the 2009 annual meeting. The committee met one time during 2008.

The nominating and governance committee’s primary responsibilities include, among other things:

•	recommendation to the board of potential director candidates as nominee candidates for election to the board;

•	review and recommendation of independence for the candidates for election to the board;

•	selection of potential candidates for board committee assignments; and

•	review of our corporate governance attributes.

The board sought a new nominee during the past year, which culminated in the nomination of Mr. Woodrum. Mr. Woodrum was referred for nomination by the chariman of the nominating and governance committee and our chairman of the board. In determining to nominate Mr. Woodrum, the committee and the board primarily considered his broad experience with executive compensation matters. For more information on consideration of nominees for our board, see “Other Information — Recommendations for Board-Nominated Director Nominees.”

The written charter of the committee is available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance. The charter is also available in print to any stockholder who requests it. Any such request should be directed to Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045, (847) 482-3000, Attn: Corporate Secretary.

Compensation Committee

Mr. Mencoff (Chair), Mr. Porter and Mr. Williamson currently serve on the compensation committee. Mr. Woodrum will replace Mr. Williamson on the committee effective upon the 2009 annual meeting. Each member of the compensation committee must be a “non-employee director” pursuant to SEC Rule 16b-3 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. All current compensation committee members and Mr. Woodrum were determined to satisfy these standards. Mr. Souleles, who served on the committee through February 22, 2008, was previously determined to have satisfied these standards. The committee met five times during 2008.

The compensation committee’s primary responsibilities include, among other things:

•	establishment of our compensation philosophy, and oversight of the development and implementation of our compensation programs,

•	review and approval of corporate goals and objectives relevant to the compensation of the chief executive officer and the other named executive officers and evaluation of their performance annually against these objectives;

•	establishment of the base salary, incentive compensation and any other compensation for our chief executive officer and other named executive officers; and

•	monitoring our management incentive and stock-based compensation plans and discharging the duties imposed on the committee by the terms of those plans.

The written charter of the committee is available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance. The charter is also available in print to any stockholder who requests it. Any such request should be directed to Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045, (847) 482-3000, Attn: Corporate Secretary.

The agenda for meetings of the committee is determined by its chairman with the assistance of our chief executive officer, our corporate secretary and our vice president of human resources. The chief executive officer, the vice president of human resources and the corporate secretary regularly attend committee meetings. At meetings in which compensation decisions are made for the chief executive officer and the other named executive officers, the committee meets in executive session with no members of management present. For compensation matters on which the board acts, the chairman of the committee reports the committee’s recommendations on executive compensation to the board. Independent advisors, the chief executive officer and the human resources department support the committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents, as it deems necessary to assist in the fulfillment of its responsibilities.

Compensation Committee Interlocks and Insider Participation.  The compensation committee is composed of directors who are not our employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Audit Committee

Mr. Frigon (Chair), Ms. Beebe, Dr. Jameel and Mr. Porter currently serve on the audit committee and will continue to serve on the committee after the annual meeting. Effective upon the annual meeting, Ms. Beebe will chair the committee. Each member of the audit committee must be financially literate as required under the NYSE listing standards and meet the heightened independence standards required for audit committee members under SEC rules and the NYSE listing standards. All committee members were determined to satisfy these standards. Mr. Holland and Mr. Williamson, each of whom served on the committee through May 13, 2008, were previously determined to have satisfied these standards. The board of directors has determined that each of Mr. Frigon and Ms. Beebe is an “audit committee financial expert” within the meaning of SEC rules. The committee met seven times during 2008.

The audit committee’s primary responsibilities include, among other things:

•	selection and oversight of the independent registered public accounting firm;

•	oversight of the internal audit function;

•	oversight of accounting policies and practices and financial reporting and internal controls; and

•	reviewing and discussing our financial statements and financial press releases with our management and independent registered public accounting firm.

Both the independent registered public accounting firm and the internal auditors regularly meet privately with the audit committee and have unrestricted access to the audit committee. The committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

The written charter of the audit committee is available on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance. The charter is also available in print to any stockholder who requests it. Any such request should be directed to Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045, (847) 482-3000, Attn: Corporate Secretary.

Interested Party, Including Stockholder, Communication with the Board of Directors

Interested parties, including stockholders, may communicate directly with the presiding director, the chairman of the audit committee, the board of directors or the independent directors as a group by writing to those individuals or the group at the following address: c/o Kent A. Pflederer, Corporate Secretary, Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045. Correspondence will be forwarded to the appropriate person or persons. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist us in effectively addressing your concern, you may choose to remain anonymous, and we will use our reasonable efforts to protect your identity to the extent appropriate or permitted by law. In addition, employees may communicate confidentially any concerns related to our accounting, internal accounting controls or auditing matters, business principles or policies, or suspected violations, by calling the toll-free help line established by us. The toll-free help line is monitored by non-PCA personnel and all calls are communicated to our general counsel. Any complaints regarding accounting, internal controls or auditing matters are forwarded directly to the chairman of the audit committee and the chief financial officer.

Code of Ethics

All of our employees, including all officers, are required to abide by our long-standing Statement of Business Principles. Also, separate Codes of Ethics for our executive officers and principal accounting personnel, as well as our directors, are in place to help ensure that our business is conducted in a consistently legal and ethical manner. These documents cover all areas of professional conduct, including employment policies, conflicts of interest, fair dealing and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. The full text of our Statement of Business Principles and the Codes of Ethics are published on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

We will provide to any person without charge, upon request, a copy of this information. Any such request should be directed to Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045, (847) 482-3000, Attn: Corporate Secretary.

We will disclose future amendments to, or waivers from, certain provisions of these Codes of Ethics for executive officers and directors on our website within four business days following the date of such amendment or waiver, if they occur.

Corporate Governance Guidelines

We have in place Corporate Governance Guidelines governing the function and performance of the board and its committees, which, among other things, sets forth the qualifications and other criteria for director nominees. The current guidelines appear on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

We will provide to any person without charge, upon request, a copy of this information. Any such request should be directed to Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045, (847) 482-3000, Attn: Corporate Secretary.

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

ITEM NO. 2 ON PROXY CARD

The audit committee has appointed Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2009, and has further directed that we submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since we were formed in 1999. Representatives of Ernst & Young LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Stockholder Ratification

We are not required to submit the appointment of Ernst & Young LLP for ratification by our stockholders. However, we are doing so as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in our best interests and that of our stockholders.

The board of directors, based upon the recommendation of the audit committee, unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as PCA’s auditors for 2009

Fees to the Independent Registered Public Accounting Firm

Audit Fees.  Fees for audit services totaled approximately $1,254,000 in 2008 and $1,199,000 in 2007, including fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q, and the audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations.

Audit-Related Fees.  Fees for audit-related services totaled approximately $228,000 in 2008 and $95,000 in 2007. Audit-related services principally include benefit plan audits, services in connection with a registered securities offering for a 2008 debt refinancing and accounting consultations services reasonably related to the audit.

Tax Fees.  Tax fees include fees for tax compliance, tax advice and tax planning services. We did not pay any tax fees to Ernst & Young LLP in 2008 or 2007.

All Other Fees.  We did not pay any other fees to Ernst & Young LLP in 2008 or 2007.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services

Pursuant to its written charter, the audit committee is responsible for adopting, and has adopted, a policy to pre-approve all audit and permitted non-audit services to be performed for us by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, we or the independent registered public accounting firm submits to the committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined above. Prior to engagement, the committee pre-approves these services by category of service. The fees are budgeted and the committee requires the independent registered public accounting firm and us to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the entire audit committee at its next scheduled meeting.

Report of the Audit Committee

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PCA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this report.

Management is responsible for PCA’s internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on those financial statements based on its audit as well as expressing an opinion on the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors.

In connection with the financial statements for the fiscal year ended December 31, 2008, the audit committee has:

(1) reviewed and discussed the audited financial statements with management,

(2) discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and

(3) received the written disclosure and letter from Ernst & Young LLP regarding the matters required by Rule 3526 of the Public Company Accounting Oversight Board, and has discussed with Ernst & Young LLP the independence of such firm.

Based upon these reviews and discussions, the audit committee recommended to the board of directors at their February 25, 2009 meeting that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission. Upon recommendation of the audit committee, the board approved such inclusion.

The Audit Committee

Henry F. Frigon, Chairman
Cheryl K. Beebe
Hasan Jameel
Roger B. Porter

APPROVAL OF THE AMENDED AND RESTATED 1999 LONG-TERM EQUITY INCENTIVE PLAN

ITEM NO. 3 ON PROXY CARD

On February 25, 2009, the board of directors approved the amendment and restatement of the Packaging Corporation of America 1999 Long-Term Equity Incentive Plan, subject to stockholder approval at the annual meeting. The board has long believed that ownership in PCA common stock by its directors, officers and employees aligns the company’s objectives with that of its stockholders. The amended and restated equity incentive plan continues to support this objective by allowing PCA to continue to grant awards under its equity incentive plan.

PCA’s board of directors has determined that it would be desirable to make the following amendments to the equity incentive plan:

•	extend the term of the plan by five years from October 19, 2009 to October 19, 2014 and increase the number of shares of common stock available for issuance under the plan by 2,000,000.

•	remove the provision that allows for the reloading of options as currently permitted under the plan. We have never awarded reload options under the plan.

•	remove the provision that allows the compensation committee to require or permit holders of outstanding awards to surrender outstanding awards in order to exercise or realize rights under other awards or as a condition to receiving new awards under the plan.

Without the recommended increase in available shares described above, as of March 30, 2009, PCA would only have approximately 379,912 shares available for awards under the plan through October 19, 2009.

Summary of the Equity Incentive Plan

A copy of the 1999 Long-Term Equity Incentive Plan, as amended and restated, is attached to this proxy statement as Appendix A. As required, the principal features of the equity incentive plan, including the amendments being proposed, are described below, but such description is qualified in its entirety by reference to the complete text of the equity incentive plan. The amendments to the equity incentive plan will not become effective unless stockholder approval is obtained at the annual meeting.

General Information

The equity incentive plan provides for grants of stock options, restricted stock and performance awards. Directors, officers and employees of PCA and its subsidiaries, as well as others who engage in services for PCA, are eligible for grants under the plan. The purpose of the equity incentive plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to the success of PCA and to enable PCA to attract, retain and reward the best available persons for positions of responsibility.

Shares Available for Issuance Under the Plan

As of March 30, 2009, there were 379,912 shares available for future awards, 2,223,697 shares of our common stock that could be issued on the exercise of outstanding options, and 1,036,500 unvested shares of restricted stock outstanding, which together represent 3.6% of our outstanding common stock on a fully-diluted basis as of that date. If the plan is approved by stockholders, there will be 2,379,912 shares available for future awards through October 19, 2014, which together with stock that may be issued on the exercise of outstanding options and unvested shares of restricted stock, would represent 5.5% of our outstanding stock as of March 30, 2009. If the plan is approved by stockholders, the total number of shares authorized for past and future awards is 8,550,000. This plan has been in effect since 1999 and is the only equity compensation plan under which PCA shares have been awarded. In each case, the number of shares is subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure of PCA or the outstanding shares of common stock. These shares may be, in whole or in part, authorized and unissued or held as treasury shares.

Administration

The compensation committee of our board of directors will administer the equity incentive plan. Our board also has the authority to administer the plan and to take all actions that the compensation committee is otherwise authorized to take under the plan. Grants will be awarded under the equity incentive plan entirely in the discretion of the compensation committee. As a result, we are unable to determine at this time the recipients, amounts and values of future benefits to be received under the plan.

Eligibility

Directors, officers and employees of PCA and its subsidiaries, as well as other individuals performing significant services for us, or to whom we have extended an offer of employment, will be eligible to receive grants under the equity incentive plan. However, only employees may receive grants of incentive stock options. In each case, the compensation committee will select the actual grantees. As of March 30, 2009, there were approximately 250 directors, officers and employees expected to be eligible to participate in the equity incentive plan.

Stock Options

Under the equity incentive plan, the compensation committee may award grants of incentive stock options conforming to the provisions of Section 422 of the Code and other, non-qualified stock options. The compensation committee may not, however, award to any one person in any calendar year options to purchase common stock equal to more than 20% of the total number of shares authorized under the plan. The compensation committee also may not grant incentive stock options first exercisable in any calendar year for shares of common stock with a fair market value greater than $100,000, determined at the time of grant.

The compensation committee will determine the exercise price of any option in its discretion. However, the exercise price of any option may not be less than 100% of the fair market value of a share of common stock on the date of grant, and the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of PCA’s voting power may not be less than 110% of the fair market value on the date of grant.

Unless the compensation committee determines otherwise, the exercise price of any option may be paid in any of the following ways:

•	in cash,

•	by delivery of shares of common stock with a fair market value equal to the exercise price, and/or

•	by simultaneous sale through a broker of shares of common stock acquired upon exercise.

If stockholders approve the amended and restated equity incentive plan, the compensation committee will not have the discretion to grant a participant a “reload option” if a participant elects to deliver shares of common stock in payment of any part of an option’s exercise price.

The compensation committee will determine the term of each option in its discretion. However, no term may exceed ten years from the date of grant or, in the case of an incentive stock option granted to a person who owns stock constituting more than 10% of the voting power of PCA, five years from the date of grant. In addition, all options under the equity incentive plan, whether or not then exercisable, generally cease vesting when a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, PCA or its subsidiaries. Options generally expire 90 days after the date of cessation of service, provided that the grantee does not compete with PCA during this 90-day period.

There are, however, exceptions depending upon the circumstances of cessation. In the case of a grantee’s death or disability, all options will become fully vested and exercisable and remain so for up to 180 days after the date of death or disability. In the event of retirement, a grantee’s vested options will remain exercisable for up to 90 days after the date of retirement. Upon termination for cause, all options will terminate immediately. If there is a change in control of PCA and a grantee is terminated from service with PCA and its subsidiaries within one year thereafter, all options will become fully vested and exercisable and remain so for up to one year after the date of termination. In addition, the compensation committee has the authority to grant options that will become fully vested and exercisable automatically upon a change in control of PCA, whether or not the grantee is subsequently terminated.

Stock Appreciation Rights

The compensation committee may grant stock appreciation rights (“SARs”) under the equity incentive plan. SARs will be subject to the terms and conditions determined by the compensation committee in its discretion; provided that (1) the exercise price of the SAR may never be less than the fair market value of the shares of common stock subject to the SAR on the date the right is granted, (2) the shares of common stock are traded on an established securities market, (3) only shares of common stock may be delivered in settlement of the right upon exercise and (4) the SAR does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the SAR.

Upon exercise of the SAR, the grantee will receive an amount in shares of common stock equal to the difference between the fair market value of a share of common stock on the date of exercise and the exercise price of the SAR multiplied by the number of shares as to which the SAR is exercised.

Restricted Stock

Under the equity incentive plan, the compensation committee may award restricted stock to eligible participants. Restricted stock will be subject to the conditions and restrictions determined by the compensation committee in its discretion, and will be restricted for the duration determined by the committee, which will generally be at least six months. The compensation committee may require payment by the grantee of a specified purchase price in connection with any restricted stock award. Unless the compensation committee determines otherwise, immediately prior to a change in control of PCA or at such time as a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, PCA and its subsidiaries due to death or disability during any period of restriction, all restrictions on grantee’s restricted stock shall lapse. If termination of employment or service occurs for any other reason, all of a grantee’s restricted stock as to which the applicable restrictions have not lapsed will be forfeited immediately.

Performance Awards

Under the equity incentive plan, the compensation committee may grant performance awards contingent upon achievement by the grantee, PCA and/or its subsidiaries or divisions of set goals and objectives regarding specified performance criteria, such as return on equity, over a specified performance cycle, as designated by the compensation committee.

Performance awards may include:

•	specific dollar-value target awards;

•	performance units, the value of which is established by the compensation committee at the time of grant; and/or

•	performance shares, the value of which is equal to the fair market value of a share of common stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid out in cash and/or shares of common stock or other PCA securities.

Unless the compensation committee determines otherwise, if a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, PCA and its subsidiaries upon his or her death, disability or retirement prior to completion of a performance cycle, the grantee will receive the portion of the performance award payable to him or her based on achievement of the applicable performance criteria over the elapsed portion of the performance cycle. If termination of employment or service occurs for any other reason prior to completion of a performance cycle, the grantee will become ineligible to receive any portion of a performance award.

Vesting, Withholding Taxes and Transferability of All Awards

The terms and conditions of each award made under the equity incentive plan, including vesting requirements, will be set forth consistent with the plan in a written notice to the grantee. Except in limited circumstances, no award under the equity incentive plan may vest and become exercisable within six months of the date of grant, unless the compensation committee determines otherwise.

Unless the compensation committee determines otherwise, a participant may elect to deliver shares of common stock, or to have PCA withhold shares of common stock otherwise issuable upon exercise of an option or upon grant or vesting of restricted stock, in order to satisfy PCA’s required withholding obligations in connection with any such exercise, grant or vesting.

Unless the compensation committee determines otherwise, no award made under the equity incentive plan will be transferable other than by will or the laws of descent and distribution or to a grantee’s family member by gift or qualified domestic relations order, and each award may be exercised only by the grantee, his or her qualified family member transferee, or any of their respective executors, administrators, guardians or legal representatives.

Amendment and Termination of the Equity Incentive Plan

The board may amend or terminate the equity incentive plan in its discretion, except that no amendment will become effective without prior approval of PCA’s stockholders if such approval is necessary for continued compliance with any stock exchange listing requirements. Furthermore, any termination may not materially and adversely affect any outstanding rights or obligations under the equity incentive plan without the affected participant’s consent. If the amended and restated equity incentive plan is approved by stockholders and if not previously terminated by the board, the equity incentive plan will terminate on October 19, 2014, a five-year extension of the original term of the plan. The board may extend the plan through the tenth anniversary of the date the stockholders approve the plan. However, incentive stock options may not be awarded after October 19, 2009. Notwithstanding the foregoing, the equity incentive plan and the provisions of any award may be amended unilaterally by the compensation committee of PCA’s board of directors to prevent the application of any such provision from requiring the inclusion of any deferred compensation in a participant’s gross income pursuant to Section 409A of the Code and/or inadvertently causing any award to be treated as providing for the deferral of compensation pursuant to Section 409A of the Code.

Amendment of Outstanding Awards.

The terms of any outstanding award under the plan may be amended from time to time by the committee in its discretion in any manner that it deems appropriate, including, but not limited to, acceleration of the date of exercise of any award and/or payments thereunder or of the date of lapse of restrictions on shares; except that, no such amendment shall adversely affect in a material manner any right of a participant under the award without his or her written consent. The compensation committee may not amend the terms of any outstanding option award under the equity incentive plan to reduce the exercise price of outstanding options without prior stockholder approval. If stockholders approve the amended and restated equity incentive plan, the compensation committee will no longer have the right, in its discretion, to permit holders of awards under the plan to surrender outstanding awards in order to exercise or realize rights under other awards, or in exchange for the grant of new awards, or require holders of awards to surrender outstanding awards as a condition precedent to the grant of new awards under the plan.

Deductibility of Executive Compensation

PCA anticipates that any compensation deemed paid by it in connection with exercises of non-statutory options granted in the future under the plan will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the deductibility of the compensation paid to certain executive officers of PCA. Accordingly, it is expected that all compensation deemed paid with respect to those options will remain deductible by PCA without limitation under Code Section 162(m).

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax rules relevant to participants in the equity incentive plan, based upon the Code as currently in effect. These rules are highly technical and subject to change in the future. Because U.S. federal income tax consequences will vary as a result of individual circumstances, each participant should consult his or her personal tax advisor with regards to the tax consequences of participating in the equity incentive plan. Moreover, the following summary relates only to U.S. federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.

Options.  Stock options granted under the equity incentive plan may be either non-qualified options or incentive options for federal income tax purposes.

Non-qualified Options.  Generally, a recipient of a non-qualified option award will not recognize any taxable income at the time of grant. Upon the exercise of the non-qualified portion, the recipient will recognize ordinary income, subject to wage and employment tax withholding, equal to the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price. PCA will be entitled to a deduction equal to the recipient’s ordinary income.

The recipient will have a capital gain or loss upon the subsequent sale of the stock in an amount equal to the sale price less the fair market value of the common stock on the date of exercise of the option. The capital gain or loss will be long- or short-term depending on whether the recipient has held the stock for more than one year after the exercise date. Short-term capital gains are generally subject to the same federal income tax rate as ordinary income; the maximum rate for the year 2009 is 35%. Long-term capital gains are generally subject to a maximum rate of 15% for noncorporate taxpayers for shares held for more than one year. PCA will not be entitled to a deduction for any capital gain realized by the recipient. Capital losses on the sale of common stock acquired upon an option’s exercise may be used to offset capital gains. If capital losses exceed capital gains, then up to $3,000 of the excess losses may be deducted from ordinary income by noncorporate taxpayers in any given tax year. Remaining capital losses may be carried forward to future tax years.

Incentive Options.  Generally, if the recipient is awarded an option that qualifies as an incentive stock option under Section 422 of the Code, he or she will not recognize any taxable income at the time of grant or exercise. However, the excess of the stock’s fair market value at the time of exercise over the exercise price will be included in the recipient’s alternative minimum taxable income and thereby may cause the recipient to be subject to, or may increase liability for, alternative minimum tax, which may be payable even if the recipient does not receive any cash upon the exercise of the option with which to pay the tax. When the shares are sold, the recipient will recognize long-term capital gain or loss, measured by the difference between the stock sale price and the exercise price, if the recipient meets the holding period requirements described below.

In order to qualify for the incentive option tax treatment described in the preceding paragraph, the recipient must be employed by PCA or its subsidiaries continuously from the time of the option’s grant until three months before the option’s exercise, and must not sell his or her shares until at least one year after the option’s exercise date and two years after its grant date. If the first of these conditions are not satisfied, the option will be treated as a non-qualified option (i.e., the recipient will recognize ordinary income at the time of exercise of the option). If the first of these conditions is satisfied but not the second, the recipient will recognize taxable ordinary income when the shares are sold in an amount equal to the difference between the option exercise price and the lesser of (i) the fair market value of the stock on the exercise date and (ii) the sale price. If the sale price exceeds the fair market value on the exercise date, the excess will be taxable to the recipient as long- or short-term capital gain, depending on whether the recipient has held the stock for more than one year.

In any event, only up to $100,000 worth of shares, valued as of the date of grant, issuable upon exercise of options for the first time during any calendar year is eligible for incentive option tax treatment. Furthermore, different tax rules apply if the recipient holds more than 10% of PCA’s total voting power or if the recipient pays any part of the exercise price with shares of common stock acquired upon exercise of an incentive option and not held for the required holding periods.

PCA will not be entitled to any deduction by reason of the grant or exercise of an incentive option or the sale of stock received upon exercise after the required holding periods have been satisfied. If the recipient does not satisfy the required holding periods before selling the shares and consequently recognizes ordinary income, PCA will be allowed a deduction corresponding to the recipient’s ordinary income.

Effect on Options of Rule 16b-3(d)(3) under the Exchange Act.  The tax consequences of options (other than incentive options for which the holding period requirements described above are satisfied) may vary if the recipient is a director or an executive officer subject to the short-swing trading restrictions of Section 16(b) of the Exchange Act, or if the recipient is exempted from these restrictions by the six-month holding provision of Rule 16b-3(d)(3). In general, if the recipient falls into this category and exercises an option prior to the date that is six months after the option grant date, he or she will recognize income on the date six months after the option grant date (based on the fair market value of the option shares on that date) and begin the holding period on such date, unless the participant files an election with the Internal Revenue Service under Section 83(b) of the Code (a “§83(b) Election”) to recognize income on the exercise date (in which case the amount of income is based on the fair market value of the option shares on the exercise date) and therefore begins the holding period on the exercise date. A § 83(b) election must be filed within 30 days after the exercise date.

Transfer of Option to Family Member.  Unless the compensation committee determines otherwise, the equity incentive plan does not permit transfers of options by a participant other than by will or the laws of descent and distribution or to a family member by gift or a qualified domestic relations order. The recipient will not recognize taxable income if he or she transfers an option to a family member. However, when the transferee of the option exercises the option, the recipient will recognize ordinary income, subject to wage and employment tax withholding, equal to the excess of the fair market value of the common stock acquired by the transferee of the option on the date of exercise over the exercise price. PCA will be entitled to a deduction equal to the recipient’s ordinary income. The transferee of the option will have a capital gain or loss upon a subsequent sale of the stock in an amount equal to the sale price less the fair market value of the stock on the date the option was exercised. Any capital gain recognized by the transferee will be long-term capital gain if the transferee has held the stock for more than one year after the exercise date.

For gift tax purposes, the transfer of the option, if permitted, constitutes a completed gift on the date the option is transferred if the option is exercisable and the stock that would be received on exercise would not be subject to restrictions. Otherwise, the transfer of the option will not constitute a completed gift until the first date that both of these conditions are satisfied. For estate tax purposes, a transferred option is not included in the recipient’s estate unless, on the date of the recipient’s death, the transferred option is not exercisable or the stock that would be received on exercise would be subject to restrictions.

Stock Appreciation Rights.  Generally, the recipient of a SAR will not recognize taxable income at the time the stand-alone SAR is granted. The spread between the then current market value of the common stock received and the exercise price of the SAR will be taxed as ordinary income to the recipient at the time the common stock subject to the SAR is received. In general, there will be no federal income tax deduction allowed to PCA upon the grant or termination of SARs. However, upon the settlement of an SAR, PCA will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Restricted Stock.  The recipient will not recognize taxable income at the time shares of restricted stock are granted, but will recognize ordinary income, and be subject to wage and employment tax withholding, when the shares first become transferable or are not otherwise subject to restrictions or a substantial risk of forfeiture, unless the recipient makes a § 83(b) Election within 30 days after the grant date to recognize ordinary income upon grant. The amount of ordinary income recognized by the recipient will equal the fair market value of the restricted stock at the time its restrictions lapse, or at the time of grant if the recipient makes a § 83(b) Election, less the amount paid for the restricted stock. PCA will be entitled to claim a corresponding deduction equal to the amount of ordinary income recognized by the recipient. Upon the sale of restricted stock after its restrictions have lapsed, the recipient will recognize long- or short-term capital gain or loss, depending on whether he or she has held the stock for more than one year from the date the restrictions lapsed, or for more than one year from the date of grant if the recipient made a § 83(b) Election.

Performance Awards.  The recipient will not recognize taxable income at the time performance awards are granted, but will recognize ordinary income, and be subject to wage and employment tax withholding, upon the receipt of common stock or cash awards at the end of the applicable performance cycle. PCA will be entitled to claim a corresponding deduction.

Withholding Taxes.  Because the amount of ordinary income recognized by the recipient with respect to the receipt or exercise of the award generally will be treated as compensation that is subject to applicable withholding of federal, state and local income taxes and Social Security taxes, PCA may require the recipient to pay the amount required to be withheld by PCA before delivering any shares purchased under the equity incentive plan. Arrangements for payment may include deducting the amount of any withholding or other tax due from other compensation, including salary or bonus, otherwise payable to the recipient. Unless the compensation committee determines otherwise, a participant may elect to deliver shares of common stock, or to have PCA withhold shares of common stock otherwise issuable upon exercise of an option or upon granting or vesting of restricted stock, in order to satisfy PCA’s withholding obligations in connection with any such exercise, grant or vesting.

PCA Deductions.  To the extent that a participant recognizes ordinary income in the circumstances described above, PCA or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided, among other things, that the deduction meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

Authorization of Securities under Equity Compensation Plans

Securities authorized for issuance under equity compensation plans at December 31, 2008 are as follows. The 1999 Long-Term Incentive Plan is the only plan under which equity incentive plan awards were made.

Number of
Securities
	Number of	Weighted-	Remaining
	Securities to	Average	Available for
	be Issued	Exercise	Future
	Upon Exercise of	Price of	Issuance
	Outstanding	Outstanding	Under Equity
	Options and	Options and	Compensation
Plan Category	Rights	Rights	Plans(a)

Equity compensation plans approved by security holders	2,227,032	$19.85	377,492
Equity compensation plans not approved by security holders	—	—	—

Total	2,227,032	$19.85	377,492

(a)	Excludes securities reflected in the first column, “Number of securities to be issued upon exercise of outstanding options and rights.”

The Board of Directors unanimously recommends a vote FOR the approval of the adoption of the amended and restated Packaging Corporation of America 1999 Long-Term Equity Incentive Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

Our executive compensation philosophy, policies, plans and programs are under the direction of the compensation committee of our board of directors. The committee is responsible for determining the compensation elements and amounts paid to the executive officers named in the compensation tables following this Compensation Discussion and Analysis (the “named executive officers”), and reviews the components of their compensation.

Our executive compensation program has been designed to achieve the following:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business objectives with the goal of creating stockholder value;

•	align the interests of our executives and stockholders through equity-based compensation awards; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

Elements of Compensation

The total compensation program for the named executive officers includes base salary, annual performance-based cash incentive compensation under our Executive Incentive Compensation Plan, long-term equity incentive compensation under our Long Term Equity Incentive Plan, retirement plans and perquisites. In determining the total compensation paid to the named executive officers, the committee uses both outside consultant compensation assessments and internal reviews of similar company compensation data, giving particular consideration to comparable peer groups of paper, packaging and related manufacturing companies.

Comparative Assessments

Consistent with our compensation objectives described above, our executive compensation program is designed to be similar to the programs that are offered at paper, packaging and related manufacturing companies comparable to us. While comparing our compensation to other companies may not always be totally appropriate due to aspects of our business and the uniqueness of some of our objectives, we generally believe that this is an important part of the committee’s decision making process.

Since 2005, at the direction of the committee, we have retained Hewitt Associates, a nationally recognized compensation consulting firm, to assess the compensation of our named executive officers relative to a group of named executive officers at other peer companies. Hewitt provides other services to us in the ordinary course of business. Representatives of Hewitt and other consultants have not historically attended meetings of the compensation committee and, other than providing these compensation assessments, have not participated in compensation decisions. The peer group was selected based on a variety of criteria relative to PCA, including relevant products/industry as well as range of size/scope (across such measures as total revenues, net income and market capitalization). The companies selected to be part of the peer group for 2008 were Aptar Group Inc.; Bemis Company; Chesapeake Corporation; Corn Products International; Nalco Holding Company; Pactiv Corporation; Potlatch Corporation; Rock-Tenn Company; Smurfit-Stone Container Corporation; Sonoco Products Company; and Temple-Inland Inc. This group remained unchanged from the 2007 peer group.

In May 2008, Hewitt completed a compensation assessment using the peer group noted above, using the most recently filed proxy statements to obtain comparative data. In 2007, the comparative year, PCA achieved its highest earnings ever. The assessment showed that the base salaries of our named executive officer positions were around or below the 50th percentile of the peer group, except for Mr. Sweeney, whose base salary was above the 50th percentile. Total cash compensation (which includes cash incentive awards) was above the 75th percentile for our CEO and between the 50th and 75th percentile for our other named executive officers. Long-term incentive compensation, as well as total compensation, were significantly below the 50th percentile for each of our named executive officers, except for Mr. Hassfurther, whose long term incentive compensation and total compensation were between the 50th and 75th percentile.

The committee uses these assessments to help ensure that our executive compensation is both reasonable and competitive. The committee also uses these assessments as a guide when determining each element of incentive compensation, the mix of base salary, annual incentive awards and equity grants within the overall compensation package, and the total compensation compared to the peer group companies. There is no pre-established policy or target for the mix between cash and non-cash, or short and long-term incentive compensation.

Base Salary

We provide a base salary to attract and retain executive officers and compensate them for their services during the year. Each named executive officer position has a base salary range associated with it, and each named executive officer’s base salary is determined within that range, based on factors such as length of service with PCA, responsibilities, years of experience and other factors. Base salary ranges are reviewed against the peer group data and assessments described above. A named executive officer’s base salary is typically set between 80% and 125% of the mid-point of the range. In 2008, in light of comparative assessment data indicating that our base salaries were below the comparative median, the committee increased the base salary ranges for the named executive officers such that the midpoint would be closer to the comparative median. The increases ranged from 8% to 12%.

Base salary levels for named executive officers are reviewed annually as part of our performance review process. Merit-based increases to salaries of named executive officers are based on the committee’s assessment of the individual’s performance. The committee approved a 3% base salary increase from the 2007 base salary for each of named executive officers on January 1, 2008, which was consistent with the increase for all of our salaried employees.

Executive Incentive Compensation Plan

Each of our named executive officers is eligible to receive awards under our cash-based Executive Incentive Compensation Plan. The purpose of the plan is to reinforce a results-oriented management culture by providing opportunities to earn cash incentive awards that vary according to performance. The plan sets forth the guidelines for administration and payment of performance-based cash incentive compensation. In accordance with the plan, at the beginning of each calendar year, the committee sets target awards for each named executive officer. Individual target awards are calculated as a percentage of the mid-point of the salary range for each position. The 2008 target awards, as a percentage of the mid-point of the base salary range for each named executive officer, were as follows: 100% for Mr. Stecko; 85% each for Mr. West, Mr. Sweeney, and Mr. Kowlzan (increased from 80% in 2007); and 75% for Mr. Hassfurther (increased from 70% in 2007).

To evaluate performance and determine award amounts, as required under the plan, the committee assesses (1) the level of our earnings; (2) our actual performance compared to the annual operating plan; (3) our performance compared to industry competitors; (4) industry economic conditions and other factors relevant to our performance; and (5) specific individual performance. The first three measures were chosen, respectively, to incorporate a level of affordability for incentive plan awards for a given year, measure how we perform against our internal profit plan for the year, and provide an important external measure of our performance. The fourth measure allows the committee to consider any extraneous or uncontrollable factors, either positive or negative, and other factors, which might be relevant to our overall performance. The final measure incorporates individual performance into the plan. Based upon their assessment, the committee determines the final amount to be paid to each named executive officer, which can range from 0% to 200% of the individual’s target award.

At its February meeting each year, the board reviews and approves our annual operating plan, which is prepared by management. In 2008, as in 2007 and prior years, the committee established the achievement of the earnings per share target set forth in the approved plan as a performance measure. Because of the sensitivity of our earnings to changes in published industry containerboard pricing and the difficulty in predicting those containerboard price changes over the next year, the annual operating plan’s earnings per share target is adjusted to take into account the difference between the actual timing and amount of any industry-wide containerboard price changes reported by industry publications and plan assumptions. As adjusted for such differences, the 2008 annual operating plan’s earnings per share target was $1.86.

At the February meeting, the committee also determines the competitive group and measure(s) for which performance will be compared. As in prior years, the 2008 group was the containerboard divisions or segments of International Paper Company, Smurfit Stone Container Corporation, Weyerhaeuser Company and Temple Inland, Inc. These companies were selected because they are integrated paper and packaging companies who, similar to us, produce and sell containerboard and corrugated products and report results to the public. Also, as in 2007 and prior years, profit margins, which are expressed as various earnings measures as a percentage of sales revenue, served as the 2008 performance measures. The earnings measures considered in calculating margins were earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization in order to compare performance while taking into account differences between the competitors that may affect comparability. The goal was to exceed the margins of each of the competitors. As these are comparative measures, numerical targets are not set at the beginning of the year, and our performance for the year was compared to that of the competitors after the end of the year based on actual performance.

Specific weights are not assigned to each measure, but in a given year, some measures may be deemed more important than others depending on specific circumstances and business conditions for that year.

The plan gives the committee discretion to provide special awards to named executive officers in recognition of their accomplishments of longer-term objectives or other significant achievements. Special awards may not exceed 100% of the base salary of the named executive officer receiving a special award.

At the end of each year, our chief executive officer prepares and presents to the committee a recommended individual award for each of the named executive officers, including himself. In making the recommendation, an analysis of the factors described above is completed, provided and discussed with the committee. The committee has the sole authority to determine the awards to named executive officers under the plan, and, in practice, determines the award in executive session without management present. If the analyses or other information provided to the committee in making a compensation decision is determined to be incorrect or requires a material adjustment, the committee may consider that adjustment when making the next year’s award or, at their discretion, may attempt to recover all or a portion of any awards made.

Incentive awards for 2008 to the named executive officers averaged approximately 85% of 2007 awards paid to the officers and 123% of the 2008 target awards, which are included in the “Grant of Plan Based Awards” table following this Compensation Discussion and Analysis. In determining these awards, the committee primarily considered the following factors:

•	The company achieved earnings of $1.31 per share in 2008. This represented the second highest level of earnings in company history despite unusually high cost inflation during the first half of the year and the severe economic downturn in the fourth quarter.

•	The company’s earnings per share were 30% less than the adjusted annual operating plan target due in large part to the unanticipated cost inflation and economic factors described above.

•	The company’s margins significantly exceeded containerboard segment margins on each measure, as reported by all of the competitors described above. In addition, the company outperformed its competitors in terms of margins to an even higher degree in 2008 than in 2007.

•	Individual performance was determined to be more than satisfactory for each officer.

Both the level of earnings and the competitive performance measures warranted payouts significantly above target. These measures were partially offset by performance against the annual operating plan, although the committee recognized that this performance was mitigated to some extent by the unforseen and severe business conditions that the company and the industry faced as noted above. Collectively, these measures formed the basis for the approved payouts averaging 85% of 2007 awards and 123% of 2008 targets for the named executive officers.

The committee authorized a 2008 special award of $500,000 to Mr. Stecko in recognition of his long-term strategic efforts and performance that allowed PCA to achieve its second highest level of earnings as a stand-alone company, despite unusually high cost inflation during the first half of the year and the severe economic downturn in the fourth quarter.

Long-Term Equity Incentive Plan

Named executive officers have the opportunity to participate in our Long-Term Equity Incentive Plan. The purpose of the plan is to promote our long-term growth and profitability by aligning the interests of our executive officers with the interests of our stockholders and by attracting, retaining and rewarding the best available persons for positions of responsibility. The committee considers the value of equity awards as part of the total compensation package to each named executive officer to help ensure competitiveness and consistency with compensation of similarly situated executive officers in our peer group.

We have historically awarded to plan participants non-qualified stock options and, also, beginning in 2003, restricted stock. In recent years, restricted stock has comprised an increasing percentage of total shares awarded from 50% in 2006 to 60% in 2007, and the entire award being in restricted stock in 2008. Because a share of restricted stock is more valuable than an option share at any level of award, awards of restricted stock achieve our equity compensation objectives with fewer shares issued and less potential dilution to stockholders. By not awarding option shares, the committee granted 20% fewer shares in 2008 than in 2007 and 36% fewer shares than in 2006.

The committee established the grant date values of the equity awards (which are disclosed in the “Grants of Plan Based Awards” table following this Compensation Discussion and Analysis) by considering prior year awards and the comparative data in the compensation survey described above. The survey prepared and reviewed in 2008 assessed 2007 data and indicated that our equity awards were significantly below the median of the peer group for most of the named executive officers, which was a primary factor in total compensation for four of the five named executive officers being significantly below the peer group median. In determining the grant date values of the awards, the committee approved increases averaging 26% from the 2007 awards to be more competitive with the peer group.

While we have no formal guidelines for ownership of our common stock, restricted stock does not vest until four years after the grant date. This has resulted in each of the named executive officers having a significant and meaningful ownership interest in our company. In addition, this four-year vesting period serves as an important employee retention incentive.

As a matter of practice, the committee considers granting equity awards once per year. Awards are made to the named executive officers on the same date as other plan participants. For the past eight years, the grant date has been between June 12th and July 2nd of each year. We have chosen to pay cash incentive awards at the beginning of the year, and to make equity grants near mid-year. This gives us an opportunity to discuss with the named executive officers and other key managers their compensation and performance twice per year, instead of once per year, which reinforces our philosophy to them that our compensation plans are based on pay-for-performance. In years where stock options were awarded, the exercise price was equal to the NYSE closing price of our common stock on the date of the grant.

Defined Benefit Retirement Plans

Effective May 1, 2004, we adopted a grandfathered pension plan for certain salaried employees (the “PCA Pension Plan”), including the named executive officers who previously had participated in the pension plan of our former parent company, Pactiv Corporation. During the period from April 12, 1999, when we became a stand-alone company, through April 30, 2004, PCA eligible salaried employees, including the named executive officers, were allowed to continue to participate in the Pactiv pension plans and, except for Mr. Stecko, their supplemental executive retirement plan, for an agreed upon fee paid by us to Pactiv. The benefit formula for the PCA Pension Plan is comparable to that of the Pactiv pension plan except that the PCA Pension Plan uses career average base pay in the benefit formula in lieu of final average base pay. The PCA Pension Plan recognizes service earned under both the new PCA Pension Plan and the prior Pactiv pension plan. Benefits earned under the PCA Pension Plan are reduced by retirement benefits earned under the Pactiv pension plan through April 30, 2004. All assets and liabilities associated with benefits earned through April 30, 2004 for our salaried employees and retirees were retained by the Pactiv pension plan.

In addition to the PCA Pension Plan, all named executive officers, except for Mr. Stecko, participate in a PCA supplemental executive retirement plan (the “SERP”). Benefits are determined using the same formula as the PCA Pension Plan but in addition to counting career average base pay, the SERP also recognizes bonuses and any pay earned in excess of IRS qualified plan compensation limits. Benefits earned under the SERP are reduced by benefits paid from the PCA Pension Plan and any prior qualified pension and SERP benefits earned under the Pactiv pension plan.

Mr. Stecko’s supplemental pension benefits are covered under a separate letter of agreement dated May 19, 1999 between PCA and Mr. Stecko. Mr. Stecko’s supplemental pension benefit is calculated on the basis of the following formula: (annual salary + bonus) x (years of service) x (.0167), where “years of service” equals years of service worked with PCA since April 12, 1999 plus five years and where “annual salary + bonus” equals the average of the highest three years of annual base salary and annual bonus paid within the last five years of service, with the highest annual base salary and highest annual bonus determined independently of one another.

In 2008, as permitted under Section 409A of the Internal Revenue Code, the committee authorized Mr. Stecko to receive a lump sum distribution of the amounts payable under his supplemental pension plan on March 15, 2009, while continuing to serve as our chairman and chief executive officer. Mr. Stecko received a distribution of $9,421,678 on that date and no longer accrues any benefits under the plan, which was terminated on that date. The plan was replaced by a deferred compensation benefit of $17,000 per month ($204,000 annually). The amount of the deferred compensation benefit is expected to be approximately 50% of the anticipated cost of Mr. Stecko’s SERP benefit for 2009 had the SERP remained in place.

Defined Contribution Plan

We offer a defined contribution 401(k) plan to our salaried employees, including the named executive officers. The plan permits employees to contribute between 1% to 50% of their base salary on a pre-tax basis. Participants may direct their contributions to be allocated in nine different investment funds, including the PCA Common Stock Fund. We provide a company matching contribution on the first 8% of pay contributed by each participant equal to 80% on the first 4% contributed and 50% on the next 4% contributed. The matching contribution is invested entirely in the PCA Common Stock Fund. Participant account balances are payable upon the earliest of death, total disability, termination of employment or retirement.

Section 402(g) of the Internal Revenue Code limits the amount of pre-tax contributions that our participants may contribute to the defined contribution 401(k) plan. If a participant reaches the Section 402(g) limit before the end of the calendar year, pre-tax employee contributions and the related company matching contributions are suspended for the remainder of the year.

For certain highly compensated salaried employees, including the named executive officers, we provide an extended match program under which the equivalent amount of the suspended company matching contribution is paid directly to the employee in the form of supplemental, taxable compensation.

Deferred Compensation Plan

We provide a voluntary deferred compensation plan for eligible executive officers, including the named executive officers. This plan allows those eligible employees the opportunity to defer all or a portion of their annual cash incentive award.

Under the terms of the deferred compensation plan, the value of incentive award payments deferred are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay any income and employment taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by our Benefits Administrative Committee and cannot exceed the amount necessary to alleviate such financial need.

Perquisites

We provide named executive officers with perquisites and other personal benefits that we and the committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Currently, the perquisites include a lump sum cash perquisite allowance for all named executive officers plus payment of club memberships’ dues, and legal, tax and financial planning assistance for certain named executive officers. The committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. No changes were made to these levels in 2008.

Welfare Benefits

The named executive officers are offered health coverage, life and disability insurance under the same programs as all other salaried employees.

Potential Payments Upon Termination or Change In Control

Changes in employment status such as termination, death or disability, change in control or retirement can trigger a benefit or accelerate a benefit for our salaried employees, including the named executive officers. These payments are described below. Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans.

Payments Made Upon Termination

In general, when a named executive officer terminates employment with us, other than a termination for cause, the named executive officer is entitled to receive the amounts they have earned during the term of their employment and any benefits allowed as part of our compensation plans. These amounts that they will receive include the following:

•	vested stock options will remain exercisable for up to 90 days after the date of termination;

•	amounts contributed under the defined contribution plan and the deferred compensation plan;

•	continuation of health benefits for those named executive officers eligible for retirement under the retiree medical plan from our former parent company’s plan;

•	unused vacation pay; and

•	amounts accrued and vested under the defined benefit retirement plans and the SERP for those named executive officers who have reached the eligible retirement age.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the items identified above, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. Under our equity incentive plan, upon death or disability, generally all restrictions on restricted stock will lapse and all non-qualified stock options will become fully vested and exercisable and remain so for a period of 180 days from the date of death or disability, but in no event after the expiration date of the options.

Payments Made Upon a Change In Control

There are no employment agreements for any named executive officers, nor are we contractually obligated to make any type of cash payment to any named executive officer in the event of a change in control. If there is a change in control of our company, and any of our named executive officers is terminated within one year after such change in control, in addition to the items identified above, all non-qualified stock options will become fully vested and exercisable and remain so for a period of one year from the date of termination, but in no event may such exercise period extend beyond the expiration date of the options. In connection with a change in control, restricted stock immediately vests.

Severance Benefits

We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination or change of control. Any severance payments made to our named executive officers would be considered on a case-by-case basis and any payment of severance that might be deemed appropriate would require approval of the committee and our board of directors.

Tax and Accounting Implications

Deductibility of Executive Compensation

The committee has considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally limits the annual tax deductibility of compensation paid to each named executive officer to $1 million. To the extent possible, the committee intends to preserve the federal income tax deductibility, but may choose to provide compensation that may not be deductible if it believes that such payments are appropriate to ensure that our named executive officers receive total compensation that is competitive with our peer group, or reflects superior performance.

Accounting for Share-Based Compensation

Beginning on January 1, 2006, we began accounting for share-based payments in accordance with the requirements of SFAS No. 123(R), “Share-Based Payment.”

Trading in Our Stock

We have a policy, which prohibits our directors and executive officers from participating in short-swing trading, short selling or entering into any derivative securities related to their ownership of our common stock. All transactions in PCA common stock by our directors and executive officers must be pre-cleared by our chief executive officer and our general counsel to ensure compliance with applicable securities laws.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Samuel M. Mencoff, Chairman
Roger B. Porter
Rayford K. Williamson

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

							Change in
							Pension
							Value &
					Non-Equity		Nonqualified
					Incentive		Deferred
			Stock	Option	Plan		Compensation		All Other
Name and		Salary	Awards	Awards	Compensation		Earnings		Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)		($)(4)		($)(5)	($)

Paul T. Stecko	2008	$896,064	$2,352,108	$148,390	$1,760,000		$1,364,542		$169,769	$6,690,873
Chairman and Chief	2007	869,964	1,384,629	241,934	2,110,000		971,384		167,107	5,745,018
Executive Officer	2006	844,620	605,063	327,767	1,985,000		733,367		165,541	4,661,358

Richard B. West	2008	392,244	385,841	59,053	430,000		161,139		55,779	1,484,056
Senior Vice President and	2007	375,804	305,924	83,160	505,000		122,735		55,999	1,448,622
Chief Financial Officer	2006	347,382	223,344	92,803	470,000		87,058		54,302	1,274,889

William J. Sweeney	2008	501,732	703,539	71,717	460,000		222,797	(6)	78,524	2,038,309
Executive Vice President —	2007	479,616	1,216,188	112,247	535,000		194,349	(6)	77,931	2,615,331
Corrugated Products	2006	458,364	282,531	145,808	490,000		150,794	(6)	78,047	1,605,544

Mark W. Kowlzan	2008	397,380	389,068	59,870	440,000		137,295		56,465	1,480,078
Senior Vice President —	2007	378,300	307,538	83,569	515,000		102,992		53,807	1,441,206
Containerboard	2006	347,382	223,344	95,907	480,000		73,365		35,742	1,255,740

Thomas A. Hassfurther	2008	338,592	331,004	51,578	300,000		171,958		86,801	1,279,933
Senior Vice President —	2007	323,724	249,701	69,353	340,000	(7)	135,531		60,617	1,178,926
Sales & Marketing,	2006	309,432	174,381	75,402	310,000	(7)	98,480		75,825	1,043,520
Corrugated Products

(1)	The dollar amounts shown for stock awards reflect compensation expense recorded in the financial statements for the year shown, which includes amounts for both the year shown and prior years’ grants. These amounts are determined in accordance with SFAS No. 123(R), “Share-Based Payment.” The fair values of each grant are determined using the closing market price of our common stock on the dates of the grants. The closing market prices as shown on the NYSE on the date of grant were as follows:

PCA Common
Date of Grant	Stock Closing Price

June 20, 2003	$18.36
June 30, 2004	23.90
March 3, 2005	24.75
June 29, 2005	21.27
June 20, 2006	20.96
June 20, 2007	25.82
July 2, 2008	21.14

We generally recognize compensation expense associated with restricted stock awards ratably over the vesting period of the stock awarded. However, as our board of directors has the ability to accelerate vesting of restricted stock upon an employee’s retirement, in 2007, we adopted an accounting policy pursuant to which we accelerate the recognition of compensation expense for restricted stock held by or awarded to certain employees aged 64 years or older.

During 2008, we accelerated the recognition of compensation expense for unvested awards held by Mr. Stecko, who turned 64 during the year, and expensed the total grant date value of his 2008 stock award. Of the $2,352,108 shown for 2008, $1,032,972 was for prior year awards and $1,319,136 was for the 2008 award. During 2007, we also accelerated the recognition of compensation expense for unvested awards held by Mr. Sweeney, who was over 64 in the year of adoption of the accounting policy. The entire value of any future restricted stock awards to those officers will be recognized as compensation expense in the year of the award. This accelerated recognition is a key factor in the comparatively higher amount of compensation shown for “Stock Awards” for those officers in those periods.

(2)	The dollar amounts shown for option awards reflect compensation expense recorded in the financial statements for the year shown, which includes amounts for both the year shown and prior years’ grants. These amounts are determined in accordance with SFAS No. 123(R). The dollar amounts reported for option awards are determined using the Black-Scholes-Merton option-pricing model. This model was developed to estimate the fair value of each option grant as of the date of grant. The assumptions used to determine the fair value of each grant included in the table are based on the following: an exercise price equal to the NYSE closing market price of our common stock on the date of grant; estimated dividend yield; expected common stock volatilities; risk-free interest rates; and expected lives for each grant. The assumption amounts used in calculating the fair value and the resulting fair values of each grant are shown below:

	PCA	Estimated		Risk-Free		Option
	Common Stock	Dividend	Stock	Interest	Expected	Fair
Date of Option Grant	Closing Price	Yield (%)	Volatility (%)	Rate (%)	Life (Yrs)	Value

June 12, 2002	$19.55	0.00	33.80	4.85	5.00	$7.45
June 20, 2003	18.36	0.00	31.80	3.34	5.00	6.22
June 30, 2004	23.90	2.51	29.50	4.45	5.00	6.16
June 29, 2005	21.27	4.70	27.15	3.77	5.00	3.72
June 20, 2006	20.96	4.77	25.49	5.14	5.00	3.82
June 20, 2007	25.82	3.80	22.75	4.96	5.33	4.90

(3)	Incentive awards for 2008 to the named executive officers averaged 123% of the target awards under our Executive Incentive Compensation Plan. The 2008 target award and the actual awards are summarized in the following table:

			Target vs
	Target	Actual	Actual
	Award	Award	Percent

Paul T. Stecko	$950,000	$1,260,000	133%
Richard B. West	370,000	430,000	116%
William J. Sweeney	400,000	460,000	115%
Mark W. Kowlzan	370,000	440,000	119%
Thomas A. Hassfurther	266,000	300,000	113%
Total	$2,356,000	$2,890,000	123%

In addition, Mr. Stecko received a special award of $500,000. For further information regarding these awards, please see “Compensation Discussion and Analysis — Executive Incentive Compensation Plan.”

(4)	2008 amounts include the following for Mr. Stecko, Mr. West, Mr. Sweeney, Mr. Kowlzan, and Mr. Hassfurther: (a) the changes in value of the PCA Pension Plan of $42,219, $39,602, $39,675, $33,675, and $39,094, respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $1,322,323, $121,537, $170,022, $103,620, and $132,864, respectively.

2007 amounts include the following for Mr. Stecko, Mr. West, Mr. Sweeney, Mr. Kowlzan, and Mr. Hassfurther: (a) the changes in value of the PCA Pension Plan of $36,295, $29,546, $33,687, $24,726, and $28,831, respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $935,089, $93,189, $147,562, $78,266, and $106,700, respectively.

2006 amounts include the following for Mr. Stecko, Mr. West, Mr. Sweeney, Mr. Kowlzan, and Mr. Hassfurther: (a) the changes in value of the PCA Pension Plan of $43,147, $27,638, $36,332, $23,393, and $27,450, respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $690,220, $59,420, $99,162, $49,972, and $71,030, respectively.

(5)	“All Other Compensation” is broken down as follows:

				Supplemental
			Company	Taxable
		Cash	Contributions	Compensation			Legal, Tax
		Perquisite	to 401(k)	for Company		Club	& Financial	Tax
	Year	Allowance	Plan	Matching	Gifts	Memberships	Planning	Gross-Up

Paul T. Stecko	2008	$70,000	$13,387	$33,209	$530	$300	$29,349	$22,994
	2007	70,000	13,355	31,883	816	300	29,046	21,707
	2006	70,000	13,044	31,978	663	300	28,414	21,142

Richard B. West	2008	35,000	13,389	7,009	50	300	—	31
	2007	35,000	13,414	6,128	816	300	—	341
	2006	35,000	13,087	4,975	663	300	—	277

William J. Sweeney	2008	35,000	13,390	12,701	50	10,710	—	6,673
	2007	35,000	13,325	11,614	100	9,670	375	7,847
	2006	35,000	13,021	10,814	100	10,840	—	8,272

Mark W. Kowlzan	2008	35,000	13,420	7,244	50	730	—	21
	2007	35,000	13,389	4,676	100	600	—	42
	2006	35,000	—	—	100	600	—	42

Thomas A. Hassfurther	2008	30,000	13,353	4,254	50	39,123	—	21
	2007	30,000	13,337	3,497	275	12,557	600	351
	2006	30,000	13,060	3,030	100	29,593	—	42

The methodology for calculating the aggregate incremental cost for cash perquisite allowances and payments for club membership dues for Mr. West, Mr. Kowlzan, and Mr. Hassfurther is the actual amounts paid without any tax gross-up. Items received as gifts, club membership payments for Mr. Stecko and Mr. Sweeney, and Mr. Stecko’s legal, tax, and financial planning amounts include an income tax and employment tax gross-up adjustment.

(6)	We describe more fully our defined benefit pension plans below under “Pension Benefits as of December 31, 2008.” Of these amounts, $13,100, $13,100 and $15,300 represent in-service distributions to Mr. Sweeney in 2008, 2007 and 2006, respectively, with respect to benefits earned between April 12, 1999 and April 30, 2004 under the Pactiv pension plan for services rendered to PCA. Total in-service distributions received by Mr. Sweeney from the Pactiv pension plan were $33,841, $33,841 and $39,515 for 2008, 2007 and 2006, respectively, which represent benefits earned between June 1, 1991 and April 30, 2004. When we were separated from Pactiv on April 12, 1999, we and Pactiv entered into a human resources agreement which, among other items, granted our employees continued participation in the Pactiv pension plan for a period of up to five years following the closing of the acquisition for an agreed upon fee. Under this agreement, the Pactiv pension plan also allows PCA employees to receive retirement benefits while still employed by PCA. Effective May 1, 2004, we adopted the PCA Pension Plan for Eligible Grandfathered Employees for certain salaried employees who had previously participated in the Pactiv pension plan. Benefits earned under the PCA Pension Plan for Eligible Grandfathered Employees are reduced by retirement benefits earned under the Pactiv pension plan through April 30, 2004.

(7)	Mr. Hassfurther elected to defer $100,000 of his 2006 incentive award and $200,000 of his 2007 incentive award into the deferred compensation plan. This amount is part of the total amount reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column for the applicable year.

Grants of Plan Based Awards for 2008

						All
						Other
						Stock
						Awards:
						Number
			Estimated Possible Payouts			of
			Under Non-Equity Incentive			Shares	Grant Date
			Plan Awards(1)			of Stock	Fair Value
	Grant	Action	Threshold	Target	Maximum	or Units	of Stock
Name	Date	Date	($)	($)	($)	(#)(2)	Awards(3)

Paul T. Stecko	7/2/2008	6/18/2008				62,400	$1,319,136
			$0	$950,000	$1,900,000
Richard B. West	7/2/2008	6/18/2008				29,120	615,597
			0	370,000	740,000
William J. Sweeney	7/2/2008	6/18/2008				33,280	703,539
			0	400,000	800,000
Mark W. Kowlzan	7/2/2008	6/18/2008				29,120	615,597
			0	370,000	740,000
Thomas A. Hassfurther	7/2/2008	6/18/2008				23,920	505,669
			0	266,000	532,000

(1)	The amounts shown under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect the 2008 target and maximum awards for each named executive officer under our annual cash executive incentive compensation plan, described in “Compensation Discussion and Analysis-Executive Incentive Compensation Plan.” The 2008 awards have been paid to the named executive officers and are reported as non-equity incentive compensation in the Summary Compensation Table.

(2)	Restricted stock may be voted by the holder and holders receive dividends on the same basis as holders of outstanding common stock. These shares may not be sold or transferred until four years after the date of the award as long as the holder remains employed by us.

(3)	The grant date value of restricted stock is determined based on the closing price of our common stock on the grant date. On July 2, 2008, the grant date, the closing price of PCA common stock on the New York Stock Exchange was $21.14.

Outstanding Equity Awards Held by the Named Executive Officers at December 31, 2008

	Option Awards(1)				Stock Awards(2)
	Number of	Number of			Number	Value of
	Securities	Securities			of Shares,	Shares or
	Underlying	Underlying	Option		or Units	Units of
	Unexercised	Unexercised	Exercise	Option	of Stock	Stock That
	Options (#)	Options (#)	Price	Expiration	That Have	Have Not
Name	Exercisable	Unexercisable	($)	Date	Not Vested	Vested(3)

Paul T. Stecko	100,000	—	$19.55	6/12/2012	171,900	$2,313,774
	66,500	—	$18.36	6/20/2013
	50,000	—	$23.90	6/30/2014
	37,000	—	$21.27	6/29/2012
	25,000	12,500	$20.96	6/20/2013
	8,000	16,000	$25.82	6/20/2014

Richard B. West	24,000	—	$15.50	6/18/2011	78,620	1,058,225
	21,000	—	$19.55	6/12/2012
	16,800	—	$18.36	6/20/2013
	13,000	—	$23.90	6/30/2014
	15,500	—	$21.27	6/29/2012
	11,667	5,833	$20.96	6/20/2013
	3,500	7,000	$25.82	6/20/2014

William J. Sweeney	23,000	—	$23.90	6/30/2014	88,280	1,188,249
	17,500	—	$21.27	6/29/2012
	12,334	6,166	$20.96	6/20/2013
	4,000	8,000	$25.82	6/20/2014

Mark W. Kowlzan	7,000	—	$15.50	6/18/2011	79,120	1,064,955
	25,000	—	$19.55	6/12/2012
	16,800	—	$18.36	6/20/2013
	13,000	—	$23.90	6/30/2014
	15,500	—	$21.27	6/29/2012
	11,667	5,833	$20.96	6/20/2013
	3,667	7,333	$25.82	6/20/2014

Thomas A. Hassfurther	20,000	—	$12.00	5/12/2010	67,920	914,203
	19,000	—	$15.50	6/18/2011
	18,000	—	$19.55	6/12/2012
	12,600	—	$18.36	6/20/2013
	10,500	—	$23.90	6/30/2014
	13,000	—	$21.27	6/29/2012
	10,000	5,000	$20.96	6/20/2013
	3,334	6,666	$25.82	6/20/2014

(1)	Options granted prior to 2005 vest in four equal annual installments and expire on the tenth anniversary of the date of grant. Options granted in 2005 and after vest in three equal annual installments and expire on the seventh anniversary of the date of grant. The following table shows the dates of full vesting for currently unexercisable options:

	Option Exercise	Date of Full
Grant Date	Price	Vesting

June 20, 2006	20.96	June 20, 2009
June 20, 2007	25.82	June 20, 2010

(2)	The following table shows the year in which the restricted stock held by the named executive officers will vest:

Name	2009	2010	2011	2012

Paul T. Stecko	37,000	37,500	35,000	62,400
Richard B. West	15,500	17,500	16,500	29,120
William J. Sweeney	17,500	18,500	19,000	33,280
Mark W. Kowlzan	15,500	17,500	17,000	29,120
Thomas A. Hassfurther	14,000	15,000	15,000	23,920

(3)	The closing market price of our common stock on December 31, 2008 was $13.46 per share.

2008 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)

Paul T. Stecko	—	—	30,000	$645,300
Richard B. West	25,000	$341,183	10,000	216,330
William J. Sweeney	—	—	14,000	302,370
Mark W. Kowlzan	—	—	10,000	216,330
Thomas A. Hassfurther	—	—	6,000	129,060

(1)	Represents the difference between the exercise price and the price at which stock was sold upon exercise, multiplied by the number of shares acquired on exercise.

(2)	Calculated using the closing price of PCA common stock of $21.51 on June 30, 2008.

Pension Benefits Table as of December 31, 2008(1)

		Number of Years	Present Value	Payments During
		Credited Service	of Accumulated	Last Fiscal
Name	Plan Name	(#)	Benefit ($)(2)	Year ($)

Paul T. Stecko	Plan 1(3)	9.71	$358,119	—
	Plan 2 — Appendix A(4)	14.71	7,205,966	—

Richard B. West	Plan 1(3)	9.71	278,786	—
	Plan 2(3)	9.71	592,851	—

William J. Sweeney	Plan 1(3)	9.71	328,253	$13,100(5)
	Plan 2(3)	9.71	1,134,342	—

Mark W. Kowlzan	Plan 1(3)	9.71	239,107	—
	Plan 2(3)	9.71	466,744	—

Thomas A. Hassfurther	Plan 1(3)	9.71	351,432	—
	Plan 2(3)	9.71	526,833	—

(1)	Plan 1 reflects the Pactiv pension plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Pension Plan for Eligible Grandfathered Salaried Employees (May 1, 2004 — December 31, 2008). Number of Years of Credited Service is the years of service earned under both plans from April 12, 1999 to December 31, 2008. The Present Value of Accumulated Benefits represents the present value of benefits that have been earned under both plans from April 12, 1999 to December 31, 2008.

Plan 2 reflects the Pactiv supplemental executive retirement plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Supplemental Executive Retirement Plan (“SERP”) (May 1, 2004 — December 31, 2008). Number of Years of Credited Service is the years of service earned under both plans from April 12, 1999 to December 31, 2008. The Present Value of Accumulated Benefits represents the present value of benefits that have been earned under both plans from April 12, 1999 to December 31, 2008.

Plan 2 — Appendix A reflects the supplemental retirement benefits determined in accordance with Appendix A of the PCA Supplemental Executive Retirement Plan for Paul Stecko. Number of Years of Credited Service is the years of service from April 12, 1999 through December 31, 2008, plus five years of additional service provided under Appendix A. The Present Value of Accumulated Benefits represents the present value of benefits that have been earned from April 12, 1999 — December 31, 2008.

PCA salaried employees, including the named executive officers, who have earned benefits under the Pactiv pension plan may elect to begin receiving benefits from the Pactiv pension plan upon attainment of age 65, while still actively employed by PCA. Upon attainment of age 65, Mr. Sweeney elected to begin receiving an in-service distribution from the Pactiv pension plan. The benefits included in the table represent benefits earned under the Pactiv pension plan from April 12, 1999 to April 30, 2004 for services rendered to PCA.

(2)	The present value of accumulated benefits reported for the named executive officers are for benefits earned from April 12, 1999 through December 31, 2008. The Number of Years of Credited Service reflects employment of the named executive officers by PCA since April 12, 1999. The years of service attributable to each named executive officer while employed by PCA is 9.71 years, and 14.71 years for Mr. Stecko under his SERP.

The present value of accumulated benefits are based upon interest rate and mortality rate assumptions consistent with those used in our December 31, 2008 financial statements.

We calculated the present values shown in the Pension Benefits Table using: (i) a 6.00% discount rate, the same discount rate we use for FAS 87 calculations for financial reporting purposes; and (ii) the plan’s unreduced early normal retirement age of 62. The present values shown in the table reflect postretirement mortality, based on the FAS 87 assumption (the 2009 Static Mortality Table for Annuitants and Non-Annuitants Per Section 1.430(h)(3)-1(e)) but do not include a factor for preretirement termination, mortality, or disability.

(3)	Our Pension Plan for Eligible Grandfathered Employees (the “PCA Pension Plan”) provides for normal retirement at age 65 with full retirement benefits and early retirement at age 55 and 10 years of eligibility service with reduced retirement benefits. The reduction in retirement benefits by retirement age is as follows:

Retirement Age	Reduction in Benefits (%)

62, 63 or 64	No reduction
61	3
60	6
59	12
58	18
57	24
56	30
55	36

The formula used for computing monthly benefit payments at normal retirement age is as follows: 55% of average career base compensation earned since January 1, 2000 multiplied by years of credited service (up to a maximum of 35) divided by 35 less the monthly normal retirement benefit earned under the Pactiv pension plan.

The normal form of payment for married participants is a 50% joint and survivor annuity and for single participants is a single life annuity. Other optional forms of payment include: ten-year certain annuity,

75% and 100% joint and survivor annuity. The optional forms of payment are designed to be actuarially equivalent to the normal forms of payment.

The PCA Supplemental Executive Retirement Plan (the “SERP”) provides additional pension benefits to our eligible executive officers, including the named executive officers except for Mr. Stecko. The benefits under the SERP are determined using the same formula as the PCA Pension Plan but in addition to career base compensation, the SERP includes executive incentive plan awards as well as any career base compensation earned in excess of the annual compensation limits imposed under Section 401(a)(17) of the Internal Revenue Code. Benefits earned under the SERP are reduced by any benefits paid from the PCA Pension Plan and any prior benefits under Pactiv’s qualified pension plan and non-qualified SERP.

(4)	Appendix A of the SERP provides for the benefit formula for Mr. Stecko under the terms of a letter agreement dated May 19, 1999. Mr. Stecko’s supplemental pension benefit is calculated on the basis of the following formula: (annual salary + bonus) x (years of service) x (.0167), where “years of service” equals years of service worked with us since April 12, 1999 plus five years and where “annual salary + bonus” equals the average of the highest three years of annual base pay and annual bonus paid within the last five years of service, with the highest annual base pay and highest annual bonus determined independently of one another. The supplemental pension benefit is payable in a lump sum, using the following factors: the interest rate used will be the annual rate of interest of 30-year Treasury Securities as specified by the IRS for the second calendar month preceding the first day of the plan year during which the annuity starting date occurs, and the applicable mortality table described in Revenue Ruling 95-6, 1995-1 CB 80, or in such other formal guidance as may be issued from time to time by the Internal Revenue Service.

On March 15, 2009, as described in “Compensation Discussion and Analysis — Defined Benefit Retirement Plans,” Mr. Stecko received a distribution of $9,421,678 under the plan in connection with the termination of this plan.

(5)	This amount represents an in-service distribution with respect to benefits earned between April 12, 1999 and April 30, 2004 under the Pactiv pension plan for services rendered to PCA. Total in-service distribution received by Mr. Sweeney from the Pactiv pension plan in 2008 was $33,841, which represents benefits earned between June 1, 1991 and April 30, 2004.

2008 Non-Qualified Deferred Compensation

	Executive		Registrant	Aggregate
	Contributions		Contributions	Earnings	Aggregate	Aggregate Balance
	in Last		in Last	in Last	Withdrawals/	at Last Fiscal
	Fiscal Year		Fiscal Year	Fiscal Year	Distributions	Year End
Name	($)		($)	($)(1)	($)	($)

Paul T. Stecko	—		—	$9,999	—	$205,760
Richard B. West	—		—	9,719	—	200,002
William J. Sweeney	—		—	8,067	—	166,005
Mark W. Kowlzan	—		—	—	—	—
Thomas A. Hassfurther	$200,000	(2)	—	26,473	—	566,328

(1)	Earnings on deferred compensation are not included in “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table because the earnings are not considered above-market or at a preferential rate of earnings.

(2)	The amount shown represents 58.8% of Mr. Hassfurther’s 2007 incentive award, paid during 2008, which was deferred into the plan. This amount was included under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for 2007.

Description of Deferred Compensation Plan

The deferred compensation plan provides eligible executives, including the named executive officers, the opportunity to defer all or a portion of their annual cash incentive awards under the executive incentive compensation plan. Participants have the option of investing their deferred incentive awards among four distinct notional investment options in 1% increments, which include: (i) The JPMorgan Chase Prime Rate; (ii) The Fidelity Growth Company (large cap growth); (iii) PIMCO Total Return (intermediate to long term bond); and (iv) Barclays Equity Index (S&P 500 index).

The JPMorgan Chase Prime Rate option is credited with prime rate as reported by the JPMorgan Chase Bank as of the first day of each calendar month. The notional returns for the Fidelity Growth Company and PIMCO Total Return, which are investment options also offered in PCA’s defined contribution 401(k) plan, are based on the same daily net asset values computed under the 401(k) plan. In addition, the equivalent of any dividends or capital gains payments made by the Fidelity Growth Company or the PIMCO Total Return options are also factored into the respective notional returns calculated for these two investment options. The notional returns for the Barclays Equity Index are based on daily net asset value information provided directly from Barclays.

The rates of return for the deferred compensation investment options were as follows for 2008:

Fund Name	Annual Return%

Barclays Equity Index	(36.91)
The Fidelity Growth Company	(40.90)
PIMCO Total Return	4.56
The JPMorgan Chase Prime Rate	5.11

Participants may elect to change the allocation of their notional investments on any business day.

Under the terms of the deferred compensation plan, the value of incentive payments deferred are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by the PCA Benefits Administrative Committee and cannot exceed the amount necessary to alleviate such financial need.

Incremental Payments on Termination

Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination.

If a named executive officer terminates employment as a result of death or disability, then all restrictions on restricted stock will lapse and all non-qualified stock options will become fully vested and exercisable and remain so for a period of 180 days from the date of death or disability, but in no event after the expiration date of the options. If there is a change in control of our company, and any of our named executive officers is terminated within one year after such change in control, all non-qualified stock options will become fully vested and exercisable and remain so for a period of one year from the date of termination, but in no event may such exercise period extend beyond the expiration date of the options. In connection with a change in control, restricted stock immediately vests.

No named executive officer held any unvested options that had in-the-money value as of December 31, 2008. The value of unvested restricted stock held by each named executive officer on December 31, 2008 was: Mr. Stecko, $2,313,774; Mr. West, $1,058,225; Mr. Sweeney, $1,188,249; Mr. Kowlzan, $1,064,955; and Mr. Hassfurther, $914,203. The closing market price of our common stock on the New York Stock Exchange on that date was $13.46.

2008 Director Compensation Table(1)

	Fees Earned
	or Paid	Stock
	in Cash	Awards(2)	Total
Name	($)	($)	($)

Cheryl K. Beebe(3)	$45,000	$47,220	$92,220
Henry F. Frigon	54,500	49,120	103,620
Louis A. Holland(4)	11,500	—	11,500
Hasan Jameel(3)	45,000	47,220	92,220
Roger B. Porter	62,500	49,120	111,620
Rayford K. Williamson	58,000	49,120	107,120

(1)	For service on the board, we do not compensate management nor do we compensate Mr. Mencoff or Mr. Souleles (who resigned from the board on February 22, 2008), who have declined to accept board compensation. During 2008, the directors shown received an annual cash retainer of $25,000, $4,000 in cash per board meeting attended and $2,000 per committee meeting attended.

We also granted 2,000 shares of restricted stock (1) to Mr. Frigon, Mr. Porter and Mr. Williamson on February 20, 2008 and (2) to Ms. Beebe and Dr. Jameel on May 13, 2008 (their first date of service on the board), which vested six months after the award date. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at board and committee meetings.

(2)	The amounts shown for stock awards reflect compensation expense for financial statement reporting purposes for the year ended December 31, 2008. As the stock awards vest in six months, the amounts only reflect grants made during 2008 and are equal to the fair market value of our stock on the date of the award. Grants of restricted stock are authorized by the compensation committee and the board of directors at the first regularly scheduled meeting of each year. Total director compensation is approved for the current year at that time. Grants for directors serving at that time and nominated for election at the upcoming annual meeting are made on the date of approval. Grants for nominees for election to the board for the first time at the upcoming annual meeting are made as of that annual meeting.

(3)	Ms. Beebe and Dr. Jameel joined the board upon their election on May 13, 2008.

(4)	Mr. Holland retired from the board on May 13, 2008.

(5)	The following table sets forth the aggregate number of stock awards and options awards outstanding for each of the non-management directors at fiscal year end.

Name	Stock Awards	Option Awards

Cheryl K. Beebe	2,000	—
Henry F. Frigon	6,000	35,000
Hasan Jameel	2,000	—
Samuel M. Mencoff	—	—
Roger B. Porter	7,500	3,500
Rayford K. Williamson	9,500	35,000

OWNERSHIP OF OUR STOCK

The following table sets forth information regarding beneficial ownership of our common stock as of March 30, 2009:

•	each person or group known by us to own beneficially more than 5% or more of our outstanding common stock;

•	our current directors, nominees for director, our chief executive officer and the other named executive officers; and

•	all directors, nominees and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Percentage ownership is based upon 102,398,867 shares outstanding on March 30, 2009.

	Number of	Percent
Name of Beneficial Owner	Shares Held	of Class

Neuberger Berman Inc. 605 Third Avenue New York, NY 10158(1)	9,734,012	9.5%

Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071(2)	6,800,000	6.6%

Lazard Asset Management LLC 30 Rockefeller Plaza New York, NY 10115(3)	5,237,278	5.1%

Barclays Global Investors, NA.(4)	5,219,778	5.1%
Paul T. Stecko(5)	609,604	*
William J. Sweeney(6)	156,005	*
Mark W. Kowlzan(7)	239,840	*
Richard B. West(8)	204,157	*
Thomas A. Hassfurther(9)	185,201	*
Samuel M. Mencoff(10)	294,593	*
Cheryl K. Beebe	4,500	*
Henry F. Frigon(11)	41,000	*
Hasan Jameel	2,000	*
Roger B. Porter(12)	11,000	*
Rayford K. Williamson(13)	44,500	*
James D. Woodrum	2,000	*
All directors, nominees and executive officers as a group (14) (13 persons)	1,889,794	1.8%

*	Denotes ownership of less than one percent.

(1)	This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2009 by Neuberger Berman Inc. and Neuberger Berman, LLC. Each reported sole voting power over 6,136,797 shares and shared dispositive power over 9,734,012 shares.

(2)	This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2009 by Capital Research Global Investors, reporting sole voting power and sole dispositve power over 6,800,000 shares.

(3)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2009 by Lazard Asset Management LLC, reporting sole voting power over 5,100,978 shares and sole dispositive power of 5,237,278 shares.

(4)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009 by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG. Barclays Global Investors, NA. reported sole voting power over 2,558,133 shares and sole dispositive power over 3,097,820 shares, Barclays Global Fund Advisors reported sole voting power over 1,369,477 shares and sole dispositive power over 1,947,705 shares. Barclays Global Investors, Ltd. reported sole voting power over 41,023 shares and sole dispositive power over 111,109 shares. Barclays Global Investors Japan Limited reported sole voting power over 34,083 shares and sole dispositive power over 34,083 shares. Barclays Global Investors Canada Limited reported sole voting power over 9,596 shares and sole dispositive power over 9,596 shares. Barclays Global Investors Australia Limited reported sole voting power over 19,465 shares and sole dispositive power over 19,465 shares. Barclays Global Investors (Deutschland) AG reported no voting or dispositive power over shares of PCA common stock. The address of Barclays Global Investors, NA. and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, CA 94105. The address of Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The address of Barclays Global Investors Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-ku, Tokyo 150-8402, Japan. The address of Barclays Global Investors Canada Limited is Brookfield Place 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1. The address of Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220. The address of Barclays Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Unterfohring, Germany.

(5)	Includes 286,500 exercisable stock options, 86,500 shares not subject to vesting conditions, 171,900 shares of restricted stock subject to forfeiture under certain conditions, 4,704 shares held in the 401(k) plan and 60,000 shares held by the Paul T. Stecko 1999 Dynastic Trust of which Mr. Stecko may be deemed to have beneficial ownership.

(6)	Includes 56,834 exercisable stock options, 6,000 shares not subject to vesting conditions, 88,280 shares of restricted stock subject to forfeiture under certain conditions and 4,891 shares held in the 401(k) plan.

(7)	Includes 92,634 exercisable stock options, 65,741 shares not subject to vesting conditions, 79,120 shares of restricted stock subject to forfeiture under certain conditions and 2,345 shares held in the 401(k) plan. The number of shares includes 57,965 shares pledged as collateral.

(8)	Includes 105,467 exercisable stock options, 15,020 shares not subject to vesting conditions, 78,620 shares of restricted stock subject to forfeiture under certain conditions and 5,050 shares held in the 401(k) plan.

(9)	Includes 106,434 exercisable stock options, 6,000 shares not subject to vesting conditions, 67,920 shares of restricted stock subject to forfeiture under certain conditions and 4,847 shares held in the 401(k) plan.

(10)	Includes 226,006 shares owned by Mr. Mencoff, 61,338 held through Temple Hall Partners, LP, a family owned limited partnership, and 7,249 shares held by Madison Dearborn Partners, LLC. Mr. Mencoff is a managing director and member of Madison Dearborn Partners, LLC and may be deemed to have a pecuniary interest in its shares. Mr. Mencoff expressly disclaims beneficial ownership of the shares owned by Temple Hall Partners, LP and Madison Dearborn Partners, LLC except to the extent of his pecuniary interest therein.

(11)	Includes 35,000 exercisable stock options.

(12)	Includes 3,500 exercisable stock options.

(13)	Includes 35,000 exercisable stock options.

(14)	Includes 762,837 exercisable stock options, 513,540 shares of restricted stock subject to forfeiture under certain conditions and 25,835 shares held in the 401(k) plan.

TRANSACTIONS WITH RELATED PERSONS

Policy for Evaluating Related Person Transactions.

The board has adopted a written policy relating to the nominating and governance committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and 5% or more beneficial owners of our common stock. The corporate secretary administers procedures adopted by the board with respect to related person transactions and the committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the chairman of the committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the committee. In approving any related person transaction, the committee must determine that the transaction is fair and reasonable to PCA. The committee periodically reports on its activities to the board. The written policy relating to the committee’s review and approval of related person transactions is available on our website at www.packagingcorp.com under Investor Relations — Corporate Governance.

Employment of Related Persons

We employ the son of William J. Sweeney, a named executive officer and Executive Vice President of Corrugated Products. W. Brett Sweeney, his son, was hired in March 1994, and has served as a plant general manager since December 1994. He currently serves as the general manager of two of our corrugated products plants, and was paid compensation equal to $203,000 for 2008 consisting of a base salary and bonus, along with other employment benefits that are standard for employees at that management level. Mr. Sweeney is involved in determining his son’s compensation; however, final compensation decisions are approved by our chief executive officer. His son’s compensation was established by us in accordance with our compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that during our preceding fiscal year all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with during 2008.

OTHER INFORMATION

Stockholder Proposals

Stockholder proposals for our 2010 Annual Meeting of Stockholders must be received at our principal executive offices by December 20, 2009, and must otherwise comply with the Securities and Exchange Commission’s rules to be considered for inclusion in our proxy materials relating to the meeting.

Recommendations for Board-Nominated Director Nominees

A stockholder may recommend persons as potential nominees to be elected to the board by submitting the names of such persons in writing to our corporate secretary. Recommendations should be accompanied by a statement of qualifications and confirmation of the person’s willingness to serve, and the information that would be required to be furnished if the stockholder was directly nominating such person for election to the board (described below under “Procedure for Nominating Directors or Bringing Business Before the 2010 Annual Meeting”). To be nominated by the board for election, the nominee must meet the selection criteria as determined by the nominating and governance committee. The committee evaluates nominees recommended by stockholders in the same manner in which it evaluates other nominees. The selection criteria identifies desirable skills and experience for prospective board members, including those properly nominated by stockholders, and addresses the issues of diversity and background. The board selects potential new members using the criteria and priorities established from time to time. The composition, skills and needs of the board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the board.

Procedure for Nominating Directors or Bringing Business Before the 2010 Annual Meeting

A stockholder entitled to vote for the election of directors at an annual meeting and who is a stockholder of record on:

•	the record date for that annual meeting,

•	on the date the shareholder provides timely notice to us, and

•	on the date of the annual meeting

may directly nominate persons for director or bring business before the annual meeting by providing proper timely written notice to our corporate secretary. On December 3, 2008, our board of directors approved amendments to our amended and restated by-laws. The amendments require additional information to be included in a stockholder’s notice to PCA with respect to a nomination for election to the board or a stockholder proposal of business at an annual meeting of stockholders. Those requirements are described below.

A notice nominating a person for election as a director must include:

•	the name and address of the stockholder making the nomination and of the person to be nominated;

•	a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons, including stockholder associated persons, (naming such person or persons) pursuant to which the nomination is being made by the stockholder; and

•	the consent of the nominee to serve as our director if duly elected at the annual meeting by the stockholders.

For each matter other than director nominations that the stockholder proposes to bring before the annual meeting, the notice must include a brief description of the business to be discussed, the name and record address of the stockholder proposing such business, the class and number of our shares owned by the stockholder and any material interest of the shareholder in such business, and a description of all arrangements or understandings between or among the nominee and any other persons, including stockholder associated persons, in connection with the proposal of such business by such stockholder.

In all cases, the person making the nomination or proposing to bring business must also provide the following information in the notice, regarding itself and any stockholder associated person:

•	such other information regarding the nominee or the business proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission;

•	the nominee holder for and number of shares owned beneficially by such person;

•	all ownership interests, hedges, derivative and short positions, rights to vote any shares of any of our securities, and any other similar arrangements;

•	to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal of business or the nominee for election on the date of such stockholder’s notice; and

•	a representation that the stockholder giving the notice intends to appear in person or by proxy at the annual meeting to bring such business or to nominate the person before the meeting.

For purposes of the above, “stockholder associated person” means (1) any person acting in concert, directly or indirectly, with the stockholder providing a notice; and (2) any person controlling, controlled by or under common control with such stockholder or any other stockholder associated person.

Please be aware that these requirements are separate from, and in addition to, the requirements to have your proposal included in our proxy as described above under “Stockholder Proposals.” All information provided must be updated to speak as of the record date of the meeting no later than 10 days after the record date.

To be timely, written notice either to directly nominate persons for director or to bring business properly before the annual meeting must be received at our principal executive offices no earlier than February 26, 2010 and no later than March 28, 2010. If the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or made public in a press release or in a filing with the Securities and Exchange Commission, whichever occurs first. This notice must be received by our corporate secretary personally or by registered mail and otherwise satisfy the procedures set forth in our bylaws.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to our bylaws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Other Matters

As of the date of this proxy statement, the board of directors does not intend to present at the 2009 Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of our board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

PACKAGING CORPORATION OF AMERICA

Kent A. Pflederer
Vice President, General Counsel and Corporate
Secretary

April 21, 2009

APPENDIX A

AMENDED AND RESTATED 1999 LONG-TERM EQUITY INCENTIVE PLAN

PACKAGING CORPORATION OF AMERICA

1999 LONG-TERM EQUITY INCENTIVE PLAN

Amended and Restated as of

PACKAGING CORPORATION OF AMERICA
AMENDED AND RESTATED 1999 LONG-TERM EQUITY INCENTIVE PLAN

1.  Purpose.

This plan shall be known as the Packaging Corporation of America Amended and Restated 1999 Long-Term Equity Incentive Plan (the “Plan”). The purpose of the Plan shall be to promote the long-term growth and profitability of Packaging Corporation of America (the “Company”) and its Subsidiaries by (i) providing certain directors, officers and employees of, and certain other individuals who perform services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Grants of incentive or non-qualified stock options, restricted stock, stock appreciation rights (“SARs”), performance awards, or any combination of the foregoing may be made under the Plan.

2.  Definitions.

(a) “Board of Directors” and “Board” mean the board of directors of the Company.

(b) “Cause” means the occurrence of one or more of the following events:

(i) a participant’s theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or its Subsidiaries, perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on the Company or its Subsidiaries or unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company or its Subsidiaries;

(ii) any act or acts of disloyalty, misconduct or moral turpitude by a participant injurious to the interest, property, operations, business or reputation of the Company or its Subsidiaries or conviction of a participant of a crime the commission of which results in injury to the Company or its Subsidiaries; or

(iii) a participant’s failure or inability (other than by reason of his or her permanent disability) to carry out effectively his or her duties and obligations to the Company or its Subsidiaries or to participate effectively and actively in the management of the Company or its Subsidiaries, as determined in the reasonable judgment of the Board.

(c) “Change in Control” means the occurrence of one of the following events:

(i) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

(iv) consummation of a plan of complete liquidation of the Company or a sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee of the Board, which shall consist solely of two or more members of the Board.

(f) “Common Stock” means the Common Stock, par value $0.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

(g) “Competition” is deemed to occur if a person whose employment with the Company or its Subsidiaries has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 5% of, a corporation, partnership, firm or other entity that engages in any of the businesses of the Company or any Subsidiary with which the person was involved in a management role at any time during his or her last five years of employment with or other service for the Company or any Subsidiaries.

(h) “Disability” means a disability that would entitle an eligible participant to payment of monthly disability payments under any Company disability plan or as otherwise determined by the Committee.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Exempt Person” means any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company.

(k) “Family Member” has the meaning given to such term in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

(l) “Fair Market Value” of a share of Common Stock of the Company means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose the Nasdaq National Market) (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.

(m) “Incentive Stock Option” means an option conforming to the requirements of Section 422 of the Code and any successor thereto.

(n) “Non-Employee Director” has the meaning given to such term in Rule 16b-3 under the Exchange Act and any successor thereto.

(o) “Non-Qualified Stock Option” means any stock option other than an Incentive Stock Option.

(p) “Other Company Securities” mean securities of the Company other than Common Stock, which may include, without limitation, unbundled stock units or components thereof, debentures, preferred stock, warrants and securities convertible into or exchangeable for Common Stock or other property.

(q) “Retirement” means retirement as defined under any Company pension plan or retirement program or termination of one’s employment on retirement with the approval of the Committee.

(r) “Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3.  Administration.

The Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” shall be deemed to mean the Board for all purposes herein. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) certify that the conditions and restrictions applicable to any grant have been met, (iv) modify the terms of grants made under the Plan, (v) interpret the Plan and grants made thereunder, (vi) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible participants located outside the United States and (vii) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive and binding on all parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto and the rules and regulations of the principal securities exchange on which the Common Stock is then listed for trading. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute.

The expenses of the Plan shall be borne by the Company. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any award under the Plan, and rights to the payment of such awards shall be no greater than the rights of the Company’s general creditors.

4.  Shares Available for the Plan.

Subject to adjustments as provided in Section 15, an aggregate of 8,550,000 shares of Common Stock (the “Shares”) may be issued pursuant to the Plan. Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, or is tendered or withheld as to any shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld Shares shall thereafter be available for further grants under the Plan.

Without limiting the generality of the foregoing provisions of this Section 4 or the generality of the provisions of Sections 3, 6 or 17 or any other section of this Plan, the Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Plan) as the Committee may, in its sole discretion, determine, enter into agreements (or take other actions with respect to the options) for new options containing terms (including exercise prices) more (or less) favorable than the outstanding options.

5.  Participation.

Participation in the Plan shall be limited to those directors (including Non-Employee Directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries selected by the Committee (including participants located outside the United States). Nothing in the Plan or in any grant thereunder shall confer any right on a participant to continue in the service or employ as a director or officer of or in the performance of services for the Company or a Subsidiary or shall interfere in any way with the right of the Company or a Subsidiary to terminate the employment or performance of services or to reduce the compensation or responsibilities of a participant at any time. By accepting any award under the Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

Incentive Stock Options or Non-Qualified Stock Options, restricted stock awards, SARs, performance awards, or any combination thereof, may be granted to such persons and for such number of Shares as the Committee shall determine (such individuals to whom grants are made being sometimes herein called “optionees” or “grantees,” as the case may be). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. A grant of any type made hereunder in any one year to an eligible participant shall neither guarantee nor preclude a further grant of that or any other type to such participant in that year or subsequent years.

6.  Incentive and Non-Qualified Stock Options and SARs.

The Committee may from time to time grant to eligible participants Incentive Stock Options, Non-Qualified Stock Options, or any combination thereof; provided that the Committee may grant Incentive Stock Options only to eligible employees of the Company or its subsidiaries (as defined for this purpose in Section 424(f) of the Code or any successor thereto). In any one calendar year, the Committee shall not grant to any one participant options or SARs to purchase a number of shares of Common Stock in excess of 20% of the total number of Shares authorized under the Plan pursuant to Section 4 (as adjusted pursuant to Section 15 hereof). The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

It is the Company’s intent that Non-Qualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such non-qualification, the stock option represented thereby shall be regarded as a Non-Qualified Stock Option duly granted under the Plan, provided that such stock option otherwise meets the Plan’s requirements for Non-Qualified Stock Options.

(a) Price.  The price per Share deliverable upon the exercise of each option (“exercise price”) shall be established by the Committee, except that the exercise price may not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, and in the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, in each case unless otherwise permitted by Section 422 of the Code or any successor thereto.

(b) Payment.  Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options’ exercise, (iii) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board or (iv) by any combination of the foregoing.

In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (ii) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the grantee’s broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market

Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

(c) Terms of Options.  The term during which each option may be exercised shall be determined by the Committee, but if required by the Code and except as otherwise provided herein, no option shall be exercisable in whole or in part more than ten years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable more than five years from the date it is granted. All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a stockholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights).

(d) Limitations on Grants.  If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

(e) Termination; Change in Control.

(i) Death or Disability.  If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary due to death or Disability, all of the participant’s options and SARs shall become fully vested and exercisable and shall remain so for a period of 180 days from the date of such death or Disability, but in no event after the expiration date of the options or SARs. Notwithstanding the foregoing, if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor thereto, Incentive Stock Options not exercised by such participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

(ii) Retirement.  If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary upon the occurrence of his or her Retirement, (A) all of the participant’s options and SARs that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of Retirement, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 90 — day period unless he or she receives written consent to do so from the Board or the Committee; provided further that the Board or Committee may extend such exercise period (and related non-Competition period) in its discretion, but in no event may such extended exercise period extend beyond the expiration date of the options, and (B) all of the participant’s options and SARs that were not exercisable on the date of Retirement shall be forfeited immediately upon such Retirement; provided, however, that such options and SARs may become fully vested and exercisable in the discretion of the Committee. Notwithstanding the foregoing, Incentive Stock Options not exercised by such participant within 90 days after Retirement will cease to qualify as Incentive Stock Options and will be treated as Non-Qualified Stock Options under the Plan if required to be so treated under the Code.

(iii) Discharge for Cause.  If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for, the Company or a Subsidiary for any reason, all of the participant’s options and SARs shall expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

(iv) Other Termination.  Unless otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause, (A) all of the participant’s options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee; provided further that the Board or Committee may extend such exercise period (and related non-Competition period) in its discretion, but in no event may such extended exercise period extend beyond the expiration date of the options, and (B) all of the participant’s options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

(v) Change in Control.  If there is a Change in Control of the Company and a participant is terminated from being a director, officer or employee of, or from performing other services for, the Company or a Subsidiary within one year after such Change in Control, all of the participant’s options and SARs shall become fully vested and exercisable upon such termination and shall remain so for up to one year after the date of termination, but in no event may such exercise period extend beyond the expiration date of the options or SARs. In addition, the Committee shall have the authority to grant options that become fully vested and exercisable automatically upon a Change in Control, whether or not the grantee is subsequently terminated.

7.  Stock Appreciation Rights.

The Committee shall have the authority to grant SARs under this Plan. SARs shall be subject to such terms and conditions as the Committee may specify; provided that (1) the exercise price of the SAR may never be less than the fair market value of the Shares subject to the SAR on the date the right is granted, (2) the Shares are traded on an established securities market, (3) only Shares may be delivered in settlement of the right upon exercise, and (4) the SAR does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the SAR.

No SAR may be exercised unless the Fair Market Value of a share of Common Stock of the Company on the date of exercise exceeds the exercise price of the SAR. Prior to the exercise of the SAR and delivery of the Shares represented thereby, the participant shall have no rights as a stockholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights)

Upon the exercise of an SAR, the participant shall be entitled to a distribution in an amount equal to (A) the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the SAR multiplied by (B) the number of Shares as to which the SAR is exercised. Such distribution shall be in Shares having a Fair Market Value equal to such amount.

All SARs will be exercised automatically on the last day prior to the expiration date of the SAR so long as the Fair Market Value of a share of Common Stock on that date exceeds the exercise price of the SAR.

8.  Restricted Stock.

The Committee may at any time and from time to time grant Shares of restricted stock under the Plan to such participants and in such amounts as it determines. Each grant of restricted stock shall specify the applicable restrictions on such Shares, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee or provided in the third paragraph of this Section 8), and the time or times at which such restrictions shall lapse with respect to all or a specified number of Shares that are part of the grant.

The Committee may require the payment by the participant of a specified purchase price in connection with any restricted stock award. Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under the Plan will be held in escrow by the Company on the participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the participant will be required to execute a blank stock power therefor. Except as otherwise provided by the Committee, during such period of restriction the participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such participant’s restricted stock shall be subject to the same restrictions as then in effect for the restricted stock.

Except as otherwise provided by the Committee, immediately prior to a Change in Control or at such time as a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries due to death or Disability during any period of restriction, all restrictions on Shares granted to such participant shall lapse. At such time as a participant ceases to be, or in the event a participant does not become, a director, officer or employee of, or otherwise performing services for, the Company or its Subsidiaries for any other reason, all Shares of restricted stock granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

9.  Performance Awards.

Performance awards may be granted to participants at any time and from time to time as determined by the Committee. The Committee shall have complete discretion in determining the size and composition of performance awards granted to a participant and the appropriate period over which performance is to be measured (a “performance cycle”). A performance award shall be paid no later than two and one-half months after the last day of the tax year in which a performance cycle is completed. Performance awards may include (i) specific dollar — value target awards (ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance Shares, the value of each such Share being equal to the Fair Market Value of a share of Common Stock.

The value of each performance award may be fixed or it may be permitted to fluctuate based on a performance factor (e.g., return on equity) selected by the Committee.

The Committee shall establish performance goals and objectives for each performance cycle on the basis of such criteria and objectives as the Committee may select from time to time, including, without limitation, the performance of the participant, the Company, one or more of its Subsidiaries or divisions or any combination of the foregoing. During any performance cycle, the Committee shall have the authority to adjust the performance goals and objectives for such cycle for such reasons as it deems equitable.

The Committee shall determine the portion of each performance award that is earned by a participant on the basis of the Company’s performance over the performance cycle in relation to the performance goals for such cycle. The earned portion of a performance award may be paid out in Shares, cash, Other Company Securities, or any combination thereof, as the Committee may determine.

A participant must be a director, officer or employee of, or otherwise perform services for, the Company or its Subsidiaries at the end of the performance cycle in order to be entitled to payment of a performance award issued in respect of such cycle; provided, however, that except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries upon his or her death, Retirement, or Disability prior to the end of the performance cycle, the participant shall earn a proportionate portion of the performance award based upon the elapsed portion of the performance cycle and the Company’s performance over that portion of such cycle.

In the event of a Change in Control, a participant shall earn no less than the portion of the performance award that the participant would have earned if the applicable performance cycle(s) had terminated as of the date of the Change in Control. Such performance award shall be paid no later than two and one-half months after the last day of the tax year in which such Change in Control occurred (or in the event that such Change in Control causes the tax year to end, no later than two and one-half months after the closing of such Change in Control).

10.  Withholding Taxes.

(a) Participant Election.  Unless otherwise determined by the Committee, a participant may elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon exercise of an option or SAR or deliverable upon grant or vesting of restricted stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option or SAR or the delivery of restricted stock upon grant or vesting, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 10(a), such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6(b) with respect to the delivery or withholding of Common Stock in payment of the exercise price of options.

(b) Company Requirement.  The Company may require, as a condition to any grant or exercise under the Plan or to the delivery of certificates for Shares issued hereunder, that the grantee make provision for the payment to the Company, either pursuant to Section 10(a) or this Section 10(b), of federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares under the Plan.

11.  Written Agreement; Vesting.

Unless the Committee determines otherwise, each employee to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee. Unless the Committee determines otherwise and except as otherwise provided in Sections 6, 7, 8, and 9 in connection with a Change in Control or certain occurrences of termination, no grant under this Plan may be exercised, and no restrictions relating thereto may lapse, within six months of the date such grant is made.

12.  Transferability.

Unless the Committee determines otherwise, no award granted under the Plan shall be transferable by a participant other than by will or the laws of descent and distribution or to a participant’s Family Member by gift or a qualified domestic relations order as defined by the Code. Unless the Committee determines otherwise, an option may be exercised only by the optionee or grantee thereof; by his or her Family Member if such person has acquired the option by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the option is transferred by will or the laws of descent and distribution; or by the guardian or legal representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of this Plan shall in any event continue to apply to any award granted under the Plan and transferred as permitted by this Section 12, and any transferee of any such award shall be bound by all provisions of this Plan as and to the same extent as the applicable original grantee.

13.  Listing, Registration and Qualification.

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any option, SAR, performance award or restricted stock grant is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance award may be paid out, and no Shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

14.  Transfer of Employee.

The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

15.  Adjustments.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Shares or other property available for issuance under the Plan (including, without limitation, the total number of Shares available for issuance under the Plan pursuant to Section 4), in the number and kind of options, Shares or other property covered by grants previously made under the Plan, and in the exercise price of outstanding options and SARs; provided, however, that the Committee shall not be required to make any adjustment that would (i) require the inclusion of any compensation deferred pursuant to provisions of the Plan (or an award thereunder) in a participant’s gross income pursuant to Section 409A of the Code and the regulations issued thereunder from time to time and/or (ii) cause any award made pursuant to the Plan to be treated as providing for the deferral of compensation pursuant to such Code section and regulations. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding awards that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be (a) canceled in exchange for cash or other property or (b) assumed by the surviving or continuing corporation.

Without limitation of the foregoing, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Section 2(c), the Committee may, in its discretion, (i) cancel any or all outstanding options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option holders pursuant to such transaction if their options had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.

16.  Amendment and Termination of the Plan.

The Board of Directors or the Committee, without approval of the stockholders, may amend or terminate the Plan, except that no amendment shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Code or any successor thereto, under the provisions of Section 422 of the Code or any successor thereto, or by any listing requirement of the principal stock exchange on which the Common Stock is then listed.

Notwithstanding any other provisions of the Plan, and in addition to the powers of amendment set forth in this Section 16 and Section 17 hereof or otherwise, the provisions hereof and the provisions of any award made hereunder may be amended unilaterally by the Committee from time to time to the extent necessary (and only to the extent necessary) to prevent the implementation, application or existence (as the case may be) of any such provision from (i) requiring the inclusion of any compensation deferred pursuant to the provisions of the Plan (or an award thereunder) in a participant’s gross income pursuant to Section 409A of the Code, and the regulations issued thereunder from time to time and/or (ii) inadvertently causing any award hereunder to be treated as providing for the deferral of compensation pursuant to such Code section and regulations.

17.  Amendment of Awards under the Plan.

The terms of any outstanding award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate, including, but not limited to, acceleration of the date of exercise of any award and/or payments thereunder or of the date of lapse of restrictions on Shares (but only to the extent permitted by regulations issued under Section 409A(a)(3) of the Code); provided that, except as otherwise provided in Section 15, no such amendment shall adversely affect in a material manner any right of a participant under the award without his or her written consent, and provided further that the Committee shall not reduce the exercise price of any options or SARs awarded under the Plan without approval of the stockholders of the Company.

18.  Commencement Date; Termination Date.

The original date of commencement of the Plan was October 19, 1999 and the effective date of the amendment and restatement of the plan shall be May 27, 2009 if the stockholders of the Company approve the Plan on that date. Unless previously terminated upon the adoption of a resolution of the Board terminating the Plan, the Plan shall terminate at the close of business on October 19, 2014; provided that the Board may, prior to such termination, extend the term of the Plan through the tenth anniversary of the date of stockholder approval of the Plan, May 27, 2019. Notwithstanding the foregoing, no Incentive Stock Options may be awarded after October 19, 2009. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of options or other incentives theretofore granted under the Plan.

19. Severability.  Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

20. Governing Law.  The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Annual Meeting Proxy Card
▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 – Cheryl K. Beebe	☐	☐	02 Henry F. Frigon	☐	☐	03 – Hasan Jameel	☐	☐	+

	04 – Samuel M. Mencoff	☐	☐	05 – Roger B. Porter	☐	☐	06 – Paul T. Stecko	☐	☐

	07 – James D. Woodrum	☐	☐

		For	Against	Abstain
2.	Proposal to ratify appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as the company’s auditors.	☐	☐	☐

3.	Proposal to amend and restate the 1999 Long-Term Equity Incentive Plan	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print data below.	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

/ /
▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Packaging Corporation of America

1900 West Field Court
Lake Forest, IL 60045
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints PAUL T. STECKO, RICHARD B. WEST and KENT A. PFLEDERER as proxies (each with the power to act alone and to appoint his substitute) and hereby authorizes them to represent and to vote, as designated herein, all the shares of common stock of Packaging Corporation of America held of record by the undersigned on March 30, 2009, at the annual meeting of stockholders to be held on May 27, 2009 and at any and all adjournments thereof.
Please sign and date on the reverse side and mail promptly in the enclosed postage-paid envelope or otherwise to Computershare Investor Services, P.O. Box 43126, Providence, Rhode Island 02940-5138.
A vote “FOR” all of the nominees in Proposal 1 and “FOR” Proposals 2 and 3 is recommended by the Board of Directors.
If properly signed, dated and returned, this proxy will be voted as specified herein by the undersigned stockholder.
If no choice is specified, this proxy will be voted “FOR” the nominees specified in Proposal 1 and “FOR” Proposals 2 and 3.